Exhibit 10.1

AMENDED AND RESTATED
PURCHASE AGREEMENT
dated as of March 17, 2008
among
MONEYGRAM INTERNATIONAL, INC.
and
THE SEVERAL INVESTORS PARTY HERETO

LIST OF EXHIBITS
Form of Series B Participating Convertible Preferred Stock Certificate of Designations	1
Form of Series B-1 Participating Preferred Stock Certificate of Designations	2
Form of Series D Convertible Participating Preferred Stock Certificate of Designations	3
Form of Registration Rights Agreement	4
Form of Rights Plan Amendment	5
Form of Management Rights Letter	6
LIST OF SCHEDULES

Investors	A
Sale Portfolio Securities	B
Portfolio Securities Sold	B-1
Valuation of Residual Portfolio Securities	C
Amendment to Amended and Restated Credit Agreement	D
Unrestricted Assets Definition and Calculation	E
Payment of Proceeds	F
Investment Policy	G
Payment of Termination Fees	H
INDEX OF DEFINED TERMS

Location of
Term	Definition
Affiliate	6.9(b)
Affiliated Transaction	4.1(h)(ii)
Agreement	Preamble
Anti-Dilution Right Entity	4.7(a)
Applicable Threshold	4.5(b)
beneficial ownership	2.2(b)(i)
Benefit Plan	2.2(l)(i)
Board Observers	4.1(a)
Board of Directors	1.2(c)(xx)
Board Representative	4.1(a)
Bylaws	2.2(a)
Certificate Amendment	4.1(g)
Certificate of Incorporation	2.2(a)
Certificates of Designations	Recitals
Closing	1.2(a)
Closing Certificate	1.2(d)
Closing Date	1.2(a)
Code	2.2(f)(i)
Common Stock	1.2(c)(i)
Company	Preamble

Location of
Term	Definition
Company Disclosure Schedule	2.1(a)
Company Intellectual Property	2.2(n)(iii)
Company Subsidiary/Company Subsidiaries	2.2(b)(i)
Company Transaction Proposal	4.9(f)(i)
Confidentiality Agreements	3.2(b)
Continuing Directors	4.1(h)(iii)
Contract	2.2(d)(ii)
control	6.9(b)
D&T Deliverables	6.9(h)
Disclosed Contracts	2.2(h)(ii)
Environmental Claims	2.2(m)
Environmental Law	2.2(m)
ERISA	2.2(l)(ii)
Exchange Act	2.2(b)(i)
Exclusivity Agreement	5.2
Existing Credit Facilities	1.2(a)(iv)
Fairness Opinions	2.2(s)
Filed SEC Documents	2.1(c)
Final 10-K	6.9(i)
Foreign Plans	2.2(l)(vii)
GAAP	2.2(e)(i)
German Antitrust Act	1.2(c)(i)
Go-Shop Period	4.9(a)
Governmental Entities	2.1(b)
GS	Preamble
GSCP	Preamble
GSMP	Preamble
Hazardous Materials	2.2(m)
HSR Act	1.2(c)(i)
Indemnified Party/Indemnified Parties	4.8(a)
Indenture	1.2(b)(iv)
Independent Director(s)	4.1(h)(i)
Information	3.2(b)
Infringe	2.2(n)(ii)
Initial Cost	3.2(a)
Intellectual Property	2.2(n)(i)
Investment	Recitals
Investment Policy	3.3(f)
Investors	Preamble
IRS	3.1
knowledge	6.9(c)
Law(s)	6.9(e)
Licensee	3.3(b)
Losses	4.8(a)
Material Adverse Effect	2.1(b)
MPSI	1.2(c)(vi)

Location of
Term	Definition
Multiemployer Plan	2.2(l)(iii)
New Security	4.7(a)
Nominating Committee	4.1(c)
Note Purchase Agreement	1.2(c)(iv)
Notice Period	4.9(b)(i)
Originally Previously Disclosed	6.9(j)
Permits	2.1(k)(i)
Permitted Liens	2.2(b)(iii)
person	6.9(d)
Preferred Stock/Preferred Share	Recitals
Previously Disclosed	2.1(c)
Prior Agreement	Recitals
Private Placement	4.7(b)(ii)
Purchase	1.1
Purchase Price	1.1
Qualifying Ownership Interest	4.1(a)
Regulatory Approval	3.3(b)
Release	2.2(m)
Representatives	4.9(a)
Satisfactory Audit Opinion	6.9(g)
SEC	2.1(c)
SEC Documents	2.2(e)(i)
Second Lien Notes	1.2(c)(iv)
Securities	Recitals
Securities Act	2.2(e)(i)
Series B Certificate	1.2(b)(ii)
Series B Preferred Stock/Series B Preferred Shares	Recitals
Series B-1 Preferred Stock/Series B-1 Preferred Shares	Recitals
Series B-1 Certificate	1.2(b)(ii)
Series D Preferred Stock/Series D Preferred Shares	Recitals
State	3.3(b)
subsidiary	6.9(a)
Superior Proposal	4.9(f)(ii)
Taxes	2.2(f)(ii)
Tax Return	2.2(f)(ii)
Termination Development	6.9(f)
Termination Fee	5.2
THL	Preamble
THL VI	4.1(a)
Transaction Documents	Recitals
transfer	4.5(c)
Unaffiliated Shareholders	4.1(h)(vi)
Voting Date	3.3(a)

     AMENDED AND RESTATED PURCHASE AGREEMENT, dated as of March 17, 2008 (this “Agreement”), among MoneyGram International, Inc., a Delaware corporation (the “Company”), and the parties set forth on Schedule A attached hereto under the heading THL (collectively, “THL”), the parties set forth on Schedule A attached hereto under the heading Goldman Sachs Capital Partners (collectively, “GSCP”), and the parties set forth on Schedule A attached hereto under the heading Goldman Sachs Mezzanine Partners (collectively, “GSMP,” and together with GSCP, “GS,” and GS together with THL, the “Investors”).
RECITALS:
     A. Prior Agreement. The Company and the Investors are party to that certain Purchase Agreement, dated as of February 11, 2008, as amended March 8, 2008 and March 10, 2008 (as so amended, the “Prior Agreement”), and the parties now desire to amend and restate the Prior Agreement, as more fully set forth below.
     B. The Investment. The Company intends to sell to the Investors, and each of THL, GSMP and GSCP intends to purchase from the Company, as an investment in the Company, the securities as described herein (the “Investment”). The securities to be purchased are, with respect to THL, Series B Participating Convertible Preferred Stock of the Company (the “Series B Preferred Stock” or the “Series B Preferred Shares”), and with respect to GS, Series B-1 Participating Convertible Preferred Stock of the Company (the “Series B-1 Preferred Stock” or the “Series B-1 Preferred Shares”), in each case, on the Closing Date, as defined below, subject to the terms and conditions set forth herein. The Series B Preferred Stock, the Series B-1 Preferred Stock, and the Series D Participating Convertible Preferred Stock of the Company (the “Series D Preferred Stock” or “Series D Preferred Shares”), are referred to collectively herein as the “Preferred Stock” or “Preferred Shares”. The Series B Preferred Stock, the Series B-1 Preferred Stock, and the Series D Preferred Stock will have the designations, relative rights, preferences and limitations set forth in the certificates of designations substantially in the form attached as Exhibit 1, Exhibit 2, and Exhibit 3, respectively (the “Certificates of Designations”).
     C. The Securities. The term “Securities” refers collectively to (1) the Preferred Stock purchased under this Agreement, (2) any securities into which any of the foregoing shares are converted or exercised in accordance with the terms thereof and of this Agreement, and (3) any securities into which any of the securities referred to in clause (2) are converted or exercised in accordance with the terms thereof.
     D. Transaction Documents. The term “Transaction Documents” refers collectively to this Agreement, the Certificates of Designations and the Registration Rights Agreement in the form contained in Exhibits 1, 2, 3, and 4, respectively.
     NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements set forth herein, the parties agree, and the Prior Agreement is hereby amended and restated in full, as follows:

ARTICLE I
Purchase; Closings
     1.1 Purchase. On the terms and subject to the conditions set forth herein, each of the Investors will purchase from the Company, and the Company will sell to each of the respective Investors, at the Closing (as defined below) the number of Series B Preferred Shares or Series B-1 Preferred Shares, as applicable, set forth across from such Investor’s name on Schedule A, representing a total Liquidation Preference (as defined in the Series B Certificate or Series B-1 Certificate, as applicable), of the amount set forth across from such Investor’s name on Schedule A, for a total purchase price with respect to such Investor of the amount set forth across from such Investor’s name on Schedule A and a total purchase price (the “Purchase Price”) with respect to all Investors of $760,000,000 (the “Purchase”). Notwithstanding anything to the contrary herein, the THL Investors may, in their sole discretion, reallocate among the respective THL Investors the total THL Purchase Price and corresponding amounts set forth on Schedule A, the GS Investors may, in their sole discretion, reallocate among the respective GS Investors the total GS Purchase Price and corresponding amounts set forth on Schedule A, and all references to Schedule A herein shall be references to Schedule A as revised to reflect such reallocations.
     1.2 Closing.
     (a) Subject to satisfaction or waiver of the conditions set forth in Section 1.2(c), the closing of the transactions contemplated by this Agreement (the “Closing”), will take place at the offices of Wachtell, Lipton, Rosen & Katz, located at 51 West 52nd Street, New York, New York, commencing at 10 a.m. local time, on March 25, 2008, or at such other date or time as mutually agreed by the parties. The date of the Closing is referred to as the “Closing Date.”
     (b) At the Closing,
     (i) each Investor shall deliver by wire transfer of immediately available United States funds to the Company the Purchase Price of the Securities in the amount set forth across from such Investor’s name on Schedule A;
     (ii) the Company shall deliver to the Investors certificates representing the number of Series B Preferred Shares or Series B-1 Preferred Shares, as applicable, set forth across from such Investor’s name on Schedule A, representing a total initial Liquidation Preference (as defined in the Certificate of Designations for the Series B Preferred Stock or Series B-1 Preferred Stock, as applicable, (the “Series B Certificate” or “Series B-1 Certificate,” as applicable)) of the amount set forth across from such Investor’s name on Schedule A;
     (iii) the Company and each of the respective Investors shall execute the Registration Rights Agreement in the form of Exhibit 4 attached hereto;
     (iv) the Company shall deliver to each of the Investors certified copies of Certificates of Designations for the Preferred Stock, in the form attached as

     Exhibits 1, 2, and 3, hereto as filed with the Secretary of State of the State of Delaware; and
     (v) the Company shall deliver to each of Thomas H. Lee Equity Fund VI, L.P., Thomas H. Lee Parallel Fund VI, L.P., Thomas H. Lee Parallel (DT) Fund VI, L.P., GS Capital Partners VI Parallel, L.P. and GS Mezzanine Partners V Institutional, L.P. a Management Rights Letter, in the form attached as Exhibit 6 hereto.
     (c) Closing Conditions. The respective obligation of each of the respective Investors and the Company to consummate the Closing is subject to (x) the fulfillment, or written waiver by all of the Investors and the Company, at the Closing of the following conditions set forth in Sections 1.2(c)(i), (ii), (xv) and (xvi) and (y) the fulfillment, or written waiver by all of the Investors, at the Closing of all of the other following conditions:
     (i) expiration or termination of any applicable waiting period under the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”) and any applicable waiting period under the German Act Against Restraints of Competition (Gesetz gegen Wettbewerbsbeschrankungen) (the “German Antitrust Act”), in each case, required to consummate the Investment and the Closing and for the Investors to own, and fully vote and convert into Common Stock, all of the Securities;
     (ii) no provision of any applicable Law or regulation and no judgment, injunction, order or decree shall prohibit the Closing or the consummation of any of the transactions contemplated by the Transaction Documents or shall prohibit or restrict any Investor or its Affiliates from owning, or fully voting and converting, the Securities to be acquired by such Investor pursuant to the terms of such respective Securities, and no lawsuit shall have been commenced by a Governmental Entity seeking to effect any of the foregoing;
     (iii) prior to the Closing the Company shall have received full proceeds from the sale of the securities listed on Schedule B-1 hereto in the amounts set forth on Schedule B-1 hereto;
     (iv) the Company shall have (A) amended its existing Amended and Restated Credit Agreement, dated as of June 29, 2005, in accordance with the form of Amended and Restated Credit Agreement attached hereto as Schedule D; (B) received an additional $250,000,000 of term loans (less any original issue discount otherwise permitted under this Agreement) under its existing Amended and Restated Credit Agreement following such amendment described in clause (A) above; (C) never borrowed any funds under, and shall have terminated, its existing 364-Day Credit Agreement, dated as of November 15, 2007, as amended (together with the credit facility referenced in clause (A), the “Existing Credit Facilities”); (D) (i) entered into and not amended the Amended and Restated Note Purchase Agreement, dated as of the date hereof (the “Note Purchase

Agreement”) with the purchasers set forth therein, relating to the sale to such purchasers of up to $500,000,000 principal amount of Senior Secured Second Lien Notes (the “Second Lien Notes”) pursuant to the indenture referred to in the Note Purchase Agreement (the “Indenture”) and (ii) entered into and not amended the Indenture; and (E) received $500,000,000 in proceeds (net of any closing payment referred to in the Note Purchase Agreement) from the issuance of the Second Lien Notes pursuant to the Indenture;
     (v) except as Previously Disclosed, (A) since September 30, 2007, no change or event shall have occurred and no circumstances shall exist which have had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, and (B) each of THL, GSMP and GSCP in its respective sole judgment and discretion shall have determined that since the date hereof, no change or event shall have occurred and no circumstances shall exist which constitute, or would reasonably be expected to constitute, individually or in the aggregate, a Termination Development. With respect to matters which have been Previously Disclosed, in determining whether this condition is satisfied, any circumstance, event or condition occurring after the date hereof shall be taken into account, including any deterioration, worsening or adverse consequence of such Previously Disclosed matters occurring after the date hereof;
     (vi) (A) neither the Company nor MoneyGram Payment Systems, Inc., a wholly owned subsidiary of the Company (“MPSI”), shall have received written or oral notice from any State to the effect that such State has determined that the Company or MPSI can no longer conduct its money transfer or payment systems businesses in such State or has revoked, or intends to revoke, the Company’s or MPSI’s license to conduct such businesses in such State, or imposed, or intends to impose, conditions on, or material fines with respect to, the Company’s or MPSI’s license to conduct such businesses in such State (which conditions are adverse to the Company or MPSI and are not generally applicable to other persons conducting money transfer or payments systems businesses in such State); (B) the Company or MPSI shall have received assurances, in a form acceptable to each of THL, GSMP and GSCP in its respective sole judgment and discretion, from each State from which any of THL, GSMP or GSCP in its respective sole judgment and discretion determines is necessary, that such State will not (x) determine that the Company or MPSI may not conduct its money transfer or payment systems businesses in such State, (y) revoke the Company’s or MPSI’s license to conduct such businesses in such State, or (z) impose conditions on, or material fines with respect to, the Company’s or MPSI’s license to conduct such businesses in such State (which conditions are adverse to the Company or MPSI and are not generally applicable to other persons conducting money transfer or payments systems businesses in such State); (C) prior to and immediately following the Closing, the Company and each of its Subsidiaries shall have all licenses required under applicable money transmitter, official check or similar Laws to conduct the Company’s and its Subsidiaries business as presently conducted; and (D) immediately following the Closing, the Company and each of its Subsidiaries shall be in compliance with all applicable money transmitter, official check or similar Laws applicable to the Company’s or its Subsidiaries, including, without limitation, all net worth, tangible net worth, unrestricted assets and other financial ratios requirements applicable to Company or its Subsidiaries;
     (vii) after giving effect to the transactions and the payment of expenses payable by the Company at the Closing in connection with the transactions contemplated hereby, including, without limitation, the expenses incurred in connection with the transactions contemplated by clause (iv) of this Section 1.2(c) , the expenses contemplated by Section 5.3 hereof and the Exclusivity Agreement (as defined below), and the fees and expenses of the Company’s advisors, on a pro forma basis, the Company shall have at least $150,000,000 in Unrestricted Assets (as defined on Schedule E) and $100,000,000 undrawn borrowing availability under the Company’s revolving credit facility (which availability for the purposes of this Section 1.2(c)(vii) shall take into account all letters of credit outstanding either through the Existing Credit Facilities or otherwise);
     (viii) (A) (i) the Company’s receipt from Deloitte & Touche LLP of the D&T Deliverables, which shall be delivered if the amounts set forth on Schedule F hereto shall have been placed into an escrow account pursuant to an escrow agreement reasonably acceptable to each of THL, GSMP, GSCP, the Company, Deloitte & Touche LLP, the parties to the Amended and Restated Credit Agreement and the parties to the Note Purchase Agreement with irrevocable instructions to be released to the Company on the Closing Date upon the Company’s receipt of the D&T Deliverables, or (ii) if the amounts set forth on Schedule F hereto shall not have been placed into an escrow account with irrevocable instructions to be released to the Company on the Closing Date upon the Company’s receipt of the D&T Deliverables, then the Company shall have committed to the Investors on the Closing Date that, after both the Company and Deloitte & Touche LLP shall have verified that the amounts set forth on Schedule F hereto have been credited to the bank account set forth across from such amount on Schedule F hereto, the Company will receive from Deloitte & Touche LLP the D&T Deliverables and (B) the Company’s financial printer Bowne shall have notified the Investors (on the Closing Date) that the Company has delivered the Final 10-K to Bowne with the irrevocable instruction that Bowne file the Final 10-K on behalf of the Company, and that Bowne is prepared to file and will file the Final 10-K with the SEC, in each case, immediately upon notification from the Company that the amounts set forth on Schedule F hereto have been successfully credited to the Company bank account set forth across from such amount on Schedule F hereto.
     (ix) each of THL, GSMP and GSCP shall have had a full and complete opportunity to review the Company’s books and records, internal controls and procedures, and to interview current and former Company personnel as determined to be necessary by each of THL, GSMP and GSCP, and each shall have determined that the Company’s books and records, internal controls and procedures, as well as the Company’s prior disclosures, are acceptable to each of THL, GSMP and GSCP in its respective sole judgment and discretion; and it is understood and agreed that such determination by each of THL, GSMP and GSCP shall be based on, among other things, but not limited to, the subjective view of each of THL, GSMP and GSCP of the Company’s potential exposure, if any, to claims and investigations related to the Company’s books and records, internal controls and procedures, and prior disclosures;
     (x) neither Deloitte & Touche LLP nor any other accounting firm shall have issued to the Company any opinion regarding the consolidated financial statements of the Company and its subsidiaries as of and for the year ended December 31, 2007 which is not a Satisfactory Audit Opinion;
     (xi) there shall not have been a restatement (nor shall any restatement be under consideration by the Company, its external auditors or, to the knowledge of the Company, the SEC) of any prior period financial statements of the Company;
     (xii) the Company shall have resolved to the satisfaction of the SEC (including having taken any and all corrective action requested by the Staff of the SEC, if any) all comments received by the Company from the SEC on the SEC Documents;
     (xiii) the Company shall not have incurred (or become obligated to incur) fees of more than $5,375,000 relating to the transactions described in Section 1.2(c)(iv) (other than clauses (D) and (E)) of this Agreement plus annual administrative agency fees in an amount not exceeding $150,000 per annum payable quarterly;
     (xiv) the Applicable Margin (as defined in Schedule D) on the Term B Loans (as defined in Schedule D) shall not have been increased by more than 1.625% per annum (all of which may take the form of original issue discount over a four-year life to maturity (i.e. 6.5% or $16,250,000)); provided that any increase shall have been necessary in the reasonable discretion of the Lead Arranger (as defined in Schedule D) to place the Term B Loans and the Lead Arranger shall first consider (in consultation with the Company and the Investors) using increases in the margin prior to imposing original issue discount;
     (xv) the Company shall have received confirmation from the New York Stock Exchange, and such confirmation shall not have been withdrawn, that the issuance of the Series B Preferred Shares and the Series B-1 Preferred Shares and the transactions contemplated by the Transaction Documents are in compliance with the New York Stock Exchange’s shareholder approval policy and that the Company has properly, and without condition, obtained an exception under Para. 312.05 of the New York Stock Exchange Listed Company Manual to issue the

Series B Preferred Shares and the Series B-1 Preferred Shares without obtaining approval of the stockholders of the Company;
     (xvi) the Company shall have properly provided notice to the stockholders of the Company that the Company will issue the Series B Preferred Shares and the Series B-1 Preferred Shares without obtaining stockholder approval as required by, and in compliance with, Para. 312.05 of the New York Stock Exchange Listed Company Manual, and the ten (10) day notice period set forth in Para. 312.05 of the New York Stock Exchange Listed Company Manual shall have passed after such notice has been properly provided;
     (xvii) Wal-Mart Stores, Inc. shall have confirmed in writing to the Company (A) that the Money Services Agreement by and among MoneyGram Payment Systems, Inc. and Wal-Mart Stores, Inc. (as amended through that certain Amendment 3 to Money Services Agreement dated as of February 11, 2008 but not amended by any subsequent amendments other than, if necessary, to make effective the extension of the term of the Money Services Agreement through January 31, 2013) will be in full force and effect after the consummation of the transactions contemplated hereby (which shall include an effective extension of the term of the Money Services Agreement through January 31, 2013) and (B) that the Prior Agreement and this Agreement and the transactions contemplated thereby and hereby do not give Wal-Mart Stores, Inc. the right to terminate the Money Services Agreement;
     (xviii) the Company shall have purchased, at its expense (A) directors and officers liability insurance, from reputable carriers to be agreed upon prior to Closing by the Company and Investors and in at least the amounts as set forth on Schedule 4.1(b) hereto (or in a lesser amount agreed upon by the Investors and the Company) on behalf of and covering the individuals who at any time on or after the Closing Date are or become directors of the Company, against expenses, liabilities or losses asserted against or incurred by such individual in such capacity or arising out of such individual’s status as such, subject to customary exclusions and (B) a fully-paid six-year “tail” insurance policy or policies with respect to directors’ and officers’ liability insurance (including excess A-side difference-in-conditions coverage and fiduciary liability coverage) of an amount no less, and with terms and conditions no less favorable, than those of the policies maintained by the Company as of the date hereof;
     (xix) the Investors shall have received at least three business days prior to the Closing Date, the Company’s consolidated unaudited interim financial statements as of and for the one-month period ended January 31, 2008 and the one-month period ended February 29, 2008, including (i) the unaudited balance sheet as January 31, 2008 and February 29, 2008 and (ii) related unaudited consolidated statements of income, changes in stockholders’ equity, and detailed trial balances for the period from January 1, 2008 to January 31, 2008 and for the period from February 1, 2008 to February 29, 2008, in each case satisfactory in form and substance to each of THL, GSMP and GSCP in its respective sole discretion;
     (xx) the board of directors of the Company (the “Board of Directors”) shall have received sufficient resignations from members of the Board of Directors, or the number of members of the Board of Directors shall have otherwise been reduced in compliance with Law and the Company’s charter and other governing documents, such that immediately following the filing of the Final 10-K with the SEC and immediately preceding the election of Board Representatives pursuant to Section 4.1(a) hereof, the Board of Directors shall have four (4) directors in office, three (3) of whom shall be Independent Directors and Continuing Directors and one (1) of whom shall be the Chief Executive Officer of the Company; and
     (xxi) the Closing Certificate (as defined in Section 1.2(d)) shall have been delivered by the Company.
     (d) Closing Certificate. On the Closing Date, the Company shall deliver to each of the Investors a certificate (the “Closing Certificate”) signed on behalf of the Company by an executive officer of the Company confirming that each of the conditions set forth in Section 1.2(c) (other than Section 1.2(c)(v)(B), Section 1.2(c)(viii)(B), Section 1.2(c)(xix) and Section 1.2(c)(xx)) have been satisfied.
ARTICLE II
Representations and Warranties
          2.1 Disclosure.
     (a) On or prior to the date hereof, the Company delivered to the Investors a schedule (the “Company Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of the Company’s representations or warranties contained in Section 2.2.
     (b) “Material Adverse Effect” means, (x) with respect to the Company, any circumstance, event, change, development or effect that, individually or in the aggregate: (1) is material and adverse to the financial position, results of operations, business, assets or liabilities of the Company and the Company Subsidiaries taken as a whole or (2) would materially impair the ability of the Company to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Purchase and the other transactions contemplated by this Agreement; provided, however, that Material Adverse Effect, under clause (1) shall be deemed not to include the impact of (A) changes in general economic, financial market, credit market, regulatory or political conditions (whether resulting from acts of war or terrorism, an escalation of hostilities or otherwise) generally affecting the U.S. economy, foreign economies or the industries in which the Company or the Company Subsidiaries operate, (B) changes in generally accepted accounting principles, (C)

changes in laws of general applicability or interpretations thereof by any United States or foreign governmental or regulatory agency, commission, court, body, entity or authority (each a “Governmental Entity,” and together “Governmental Entities”), (D) any change in the Company’s stock price or trading volume, in and of itself, or any failure, in and of itself, by the Company to meet revenue or earnings guidance published or otherwise provided to the Investor (provided that any fact, condition, circumstance, event, change, development or effect underlying any such failure or change, other than any of the foregoing that is otherwise excluded pursuant to clauses (A) through (H) hereof, may be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur), (E) losses resulting from any change in the valuations of the Company’s portfolio of securities or sales of such securities, (F) actions or omissions of either party taken as required by this Agreement or with the prior written consent of the other party in contemplation of the transactions contemplated hereby, (G) public announcement, in and of itself, by a third party not affiliated with the Company of any proposal to acquire the outstanding securities or all or substantially all of the assets of the Company and (H) the public announcement of the Prior Agreement, this Agreement and the transactions contemplated hereby (provided that this clause (H) shall not apply with respect to Sections 1.2(c)(v), 2.2(d), 2.2(h) and 2.2(k)); provided further, however, that Material Adverse Effect shall be deemed not to include the impact of the foregoing clauses (A), (B) and (C), in each case only insofar and to the extent that such circumstances, events, changes, developments or effects described in such clauses do not have a disproportionate effect on the Company and the Company Subsidiaries (exclusive of its payments systems business) relative to other participants in the industry, and (y) with respect to the Investors, any circumstance, event, change, development or effect that, individually or in the aggregate, would materially impair the ability of the Investors to perform their respective obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Purchase and the other transactions contemplated by this Agreement.
     (c) “Previously Disclosed” means information (i) set forth in the Company Disclosure Schedule corresponding to the provision of this Agreement to which such information relates (provided that any disclosure with respect to a particular paragraph or section of the Agreement or the Company Disclosure Schedule shall be deemed to be disclosed for other paragraphs and sections of the Agreement or the Company Disclosure Schedule to the extent that the relevance of such disclosure would be reasonably apparent to a reader of such disclosure) or (ii) otherwise disclosed on a SEC Document filed or furnished, and publicly available on the EDGAR system of the Securities and Exchange Commission (the “SEC”), prior to the date of this Agreement (excluding any risk factor disclosures contained in such documents and any disclosure of risks included in any “forward-looking statements” disclaimer or other statements that are similarly non-specific, predictive or forward-looking in nature) (“Filed SEC Documents”).
          2.2 Representations and Warranties of the Company. Except as Previously Disclosed, the Company represents and warrants to each of the Investors that:
     (a) Organization and Authority. The Company is duly organized and validly existing under the Laws of its jurisdiction of organization and has all requisite corporate, company or partnership power and authority to carry on its business as presently conducted.

The Company is duly qualified or licensed to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction where the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has made available to the Investors prior to the execution of this Agreement a true and complete copy of the Amended and Restated Certificate of Incorporation of the Company (the “Certificate of Incorporation”) and the bylaws of the Company (the “Bylaws”), in each case as in effect on the date of this Agreement.
     (b) Company Subsidiaries.
     (i) The Company has Previously Disclosed a complete and correct list of all of its subsidiaries, and all shares of the outstanding capital stock of each of which are owned directly or indirectly by the Company. The subsidiaries of the Company are referred to herein individually as a “Company Subsidiary” and collectively as the “Company Subsidiaries.” All of such shares so owned by the Company (or its subsidiaries) are fully paid and nonassessable and are owned by it free and clear of any lien, claim, charge, option, encumbrance or agreement with respect thereto, except for Permitted Liens. Other than the Previously Disclosed Company Subsidiaries or as otherwise Previously Disclosed, the Company does not own beneficially (the concept of “beneficial ownership” having the meaning assigned thereto in Section 13(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), and the rules and regulations thereunder), directly or indirectly, more than 5% of any class of equity securities or similar interests of any corporation or other entity, and is not, directly or indirectly, a partner in any partnership or party to any joint venture.
     (ii) Each Company Subsidiary is duly organized and validly existing under the Laws of its jurisdiction of organization and has all requisite corporate, company or partnership power and authority to carry on its business as presently conducted. Each Company Subsidiary is duly qualified or licensed to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction where the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
     (iii) “Permitted Liens” means (A) liens for Taxes, assessments and governmental charges or levies not yet due and payable or that are being contested in good faith and by appropriate proceedings and for which, to the extent applicable, reserves have been established on the Company’s financial statements in accordance with GAAP; (B) mechanics’, carriers’, workmen’s, repairmen’s, materialmen’s, landlords’ and other statutory liens, or other liens or security interests that secure a liquidated amount that are being contested in good faith and by appropriate proceedings (except in the case of landlord’s liens); (C) leases, subleases and licenses and other agreements pursuant to which the Company or a Company Subsidiary is a lessor, sublessor or licensor; or grants rights to use or occupy property or assets of the Company or a Company Subsidiary; (D) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations; (E) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business; (F) easements, encroachments, declarations, covenants, conditions, reservations, limitations and rights of way (unrecorded and of record) and other similar restrictions or encumbrances of record, zoning, building and other similar ordinances, regulations, variances and restrictions, and all defects or irregularities in title; and (G) as to leased real estate, all liens and encumbrances and other liens of whatsoever nature created or incurred by any owner, landlord, sublandlord or other person in title, which, in each case set forth in clauses (C) through (G) above, have not had and that would not, individually, or in the aggregate, reasonably be expected to have a Material Adverse Effect on the use or benefit to the Company or any of the Company Subsidiaries of the assets or property owned, leased, used or held for use by the Company or any of the Company Subsidiaries to which they specifically relate.
     (c) Capitalization. The authorized capital stock of the Company consists of (i) 7,000,000 shares of preferred stock, 2,000,000 shares of which have been designated as “Series A Junior Participating Preferred Stock,” and of which no shares were outstanding as of the time of execution of this Agreement, and (ii) 250,000,000 shares of Common Stock, of which 82,598,034 shares were outstanding as of the date of this Agreement. There are outstanding options to purchase an aggregate of not more than 4,071,039 shares of Common Stock, all of which options are outstanding under the Benefit Plans. All of the outstanding shares of capital stock of the Company have been duly and validly authorized and issued and are fully paid and nonassessable. The shares of Preferred Stock to be issued at the Closing in accordance with the terms of this Agreement or in respect of or upon conversion of such Preferred Stock (or upon the conversion of Preferred Stock received upon conversion of Preferred Stock to be issued at the Closing) in accordance with the terms of this Agreement and the respective Certificate of Designations, upon such issuance or conversion, as the case may be, will be duly and validly authorized and issued and fully paid and nonassessable and not trigger any pre-emptive or similar rights of any other person. Except (A) as described above or Previously Disclosed, (B) for the rights granted pursuant to the Transaction Documents, or (C) under or pursuant to the Previously Disclosed Benefit Plans, there are no outstanding subscriptions, contracts, conversion privileges, options, warrants, calls, preemptive rights or other rights obligating the Company or any Company Subsidiary to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of the Company or any Company Subsidiary. The Company has Previously Disclosed all shares of Company capital stock that have been purchased, redeemed or otherwise acquired, directly or indirectly, by the Company or any Company Subsidiary since December 31, 2006 and all dividends or other distributions that have been declared, set aside, made or paid to stockholders of the Company since that date.
     (d) Authorization; No Default.
     (i) The Company has the power and authority to enter into the Transaction Documents and to carry out its obligations hereunder and thereunder. The execution,

delivery and performance of the Transaction Documents by the Company and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors. The Transaction Documents are valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms. No stockholder vote of the Company is required to authorize, approve or consummate any of the transactions contemplated hereby. The issuance of the Series B Preferred Shares and the Series B-1 Preferred Shares and the transactions contemplated by the Transaction Documents will be in compliance with the New York Stock Exchange’s shareholder approval policy and the exception under Para. 312.05 of the New York Stock Exchange Listed Company Manual.
     (ii) Neither the execution, delivery and performance by the Company of the Transaction Documents and any documents ancillary thereto, nor the consummation of the transactions contemplated hereby and thereby, nor compliance by the Company with any of the provisions thereof, will (A) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company or any Company Subsidiary under, any of the material terms, conditions or provisions of (1) its certificate of incorporation or bylaws or substantially equivalent governing documents or (2) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation (each, a “Contract”) to which the Company or any Company Subsidiary is a party or by which it may be bound, or to which the Company or any Company Subsidiary or any of the properties or assets of the Company or any Company Subsidiary may be subject, or (B) subject to compliance with the statutes and regulations and votes referred to in the next paragraph, violate any statute, rule or regulation or any judgment, ruling, order, writ, injunction or decree applicable to the Company or any Company Subsidiary or any of their respective properties or assets; except, in the case of clauses (A)(2) and (B), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.
     (iii) Other than (A) the filing of the Certificates of Designations with the Delaware Secretary of State, (B) in connection or in compliance with the HSR Act, (C) in connection or in compliance with the German Antitrust Act, (D) the passage of the applicable ten (10) day notice period in compliance with Para. 312.05 of the New York Stock Exchange’s Listed Company Manual and (E) such other consents, approvals, orders, authorizations, registrations, declarations, filings and notices the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, no notice to, filing with, exemption or review by, or authorization, consent or approval of, any Governmental Entity or any other person (nor expiration nor termination of any statutory waiting periods) is necessary prior to the consummation by the Company of the transactions contemplated by the Transaction Documents.
     (e) SEC Documents.

     (i) Except as Previously Disclosed, the Company has filed all reports, schedules, forms, statements and other documents with the SEC required to be filed by the Company or furnished by the Company since December 31, 2005 (including any items incorporated by reference or attached as Exhibits thereto) (the “SEC Documents”). No Company Subsidiary is required to make any filings of SEC Documents. As of their respective dates of filing, the SEC Documents complied as to form in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable thereto, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. There are no outstanding comments from the SEC with respect to any SEC Document. The audited consolidated financial statements and the unaudited quarterly financial statements (including, in each case, the notes thereto) of the Company included in the SEC Documents when filed complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, have been prepared in all material respects in accordance with United States generally accepted accounting principles (“GAAP”) (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end adjustments). Except as specifically reflected or reserved against in the audited consolidated balance sheet of the Company as at September 30, 2007 included in the Filed SEC Documents, neither the Company nor any of the Company Subsidiaries have any liabilities or obligations (whether absolute, accrued, contingent, fixed or otherwise) of any nature that would be required under GAAP, as in effect on the date of this Agreement, to be reflected on a consolidated balance sheet of the Company (including the notes thereto), except liabilities and obligations that (A) were incurred in the ordinary course of business consistent with past practice since September 30, 2007 or (B) have not had and would not, individually or in the aggregate, reasonably be expected to have, a Material Adverse Effect.
     (ii) The Company (A) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to the Company, including its consolidated subsidiaries, is made known to the chief executive officer and the chief financial officer of the Company by others within those entities, and (B) has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s outside auditors and the audit committee of the Board of Directors (1) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. As of the date of this

Agreement, the Company has no knowledge of any reason that its outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, without qualification, when next due. Since December 31, 2005, (x) neither the Company nor any Company Subsidiary nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any Company Subsidiary, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any Company Subsidiary has engaged in questionable accounting or auditing practices, and (y) no attorney representing the Company or any Company Subsidiary, whether or not employed by the Company or any such subsidiary, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Board of Directors or any committee thereof or to any director or officer of the Company.
     (f) Taxes.
     (i) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (A) the Company and each of the Company Subsidiaries have prepared and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate, (B) the Company and each of the Company Subsidiaries have paid all Taxes that are required to be paid by any of them, (C) as of the date of this Agreement, there are no audits, examinations, investigations, actions, suits, claims or other proceedings in respect of Taxes pending or threatened in writing nor has any deficiency for any Tax been assessed by any Governmental Entity in writing against the Company or any of the Company Subsidiaries, and (D) all Taxes required to be withheld by the Company and the Company Subsidiaries have been withheld and paid over to the appropriate Tax authority (except, in the case of this clause (D) or clause (A) or (B) above, with respect to matters contested in good faith and for which adequate reserves have been established on the Company’s financial statements in accordance with GAAP). The Company has not been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date of this Agreement that was intended to be governed by Section 355 of the Internal Revenue Code of 1986, as amended (the “Code”). Neither the Company nor any Company Subsidiary has entered into any “listed transaction” as defined under Section 1.6011-4(b)(2) of the Treasury Regulations promulgated under the Code.
     (ii) As used in this Agreement, (A) “Taxes” means any and all domestic or foreign, federal, state, local or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including taxes on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, unemployment, social security, workers’ compensation or net worth, and taxes in the nature of excise, withholding, ad valorem or value added, and including any liability in respect of any items described above as a transferee or successor, pursuant to Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign Law), or as an indemnitor, guarantor, surety or in a similar capacity under any contract, arrangement, agreement, understanding or commitment (whether oral or written) and (B) “Tax Return” means any return, report or similar filing (including the attached schedules) filed or required to be filed with respect to Taxes (and any amendments thereto), including any information return, claim for refund or declaration of estimated Taxes.
     (g) Ordinary Course. Except as Previously Disclosed, since September 30, 2007, the Company and each of the Company Subsidiary has conducted its respective businesses in all material respects in the ordinary course of business, consistent with prior practice (and, without limiting the generality of the foregoing, none of the Company nor any Company Subsidiary has taken any action referred to in clauses (a) and (b) of Section 3.3 hereof, assuming said Section had been in effect at all times since September 30, 2007).
     (h) Commitments and Contracts.
     (i) Except for the Benefit Plans, the Contracts filed as exhibits or incorporated by reference in or to the SEC Documents, and the Contracts Previously Disclosed, neither the Company nor any Company Subsidiary is a party to or bound by any Contract that: (A) is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated under the Securities Act) to be performed in full or in part after the date of this Agreement; (B) creates any material partnership, limited liability company agreement, joint venture or similar agreement entered into with any third party; (C) is a voting agreement or registration rights agreement; (D) relates to any indebtedness, or interest rate or currency hedging agreements, having an outstanding principal or notional amount in excess of $50,000,000, or any guarantees thereof, or the sale, securitization or servicing of loans or loan portfolios, in each case in connection with which the aggregate actual or contingent obligations of the Company and the Company Subsidiaries under such contract are greater than $50,000,000; (E) relates to the acquisition or disposition of any material assets other than in the ordinary course of business consistent with past practice, where such contract contains continuing material obligations or contains continuing indemnity obligations of the Company or any of the Company Subsidiaries; or (F) is a commitment or agreement to enter into any of the foregoing. Except as set forth on Section 2.2(h)(i) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is a party to or bound by any Contract (X) that contains provisions that purport to limit the ability of the Company or any of the Company Subsidiaries, or any Affiliate, stockholder or director of the Company in their capacities as such, to compete in any line of business or with any person or which involve any restriction of the geographical area in which, or method by which or with whom, the Company or any of the Company Subsidiaries may carry on any business or (Y) is a commitment or agreement to enter into any such Contract.

     (ii) The Contracts set forth in this Section 2.2(h) (together with any and all amendments, disclosure schedules and side letters thereto) are collectively referred to herein as the “Disclosed Contracts.” Except as has not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (A) neither the Company nor any Subsidiary of the Company is in breach, default or violation of the terms of any Disclosed Contract, no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any of the Company Subsidiaries, and the Company has no knowledge of (and has not received notice of) any breach, default or violation (or any condition which with the passage of time or the giving of notice, or both, would cause such a breach, default or violation) by any party under any Disclosed Contract; and (B) each Disclosed Contract is a valid and binding obligation of the Company (or the Subsidiaries of the Company party thereto), is in full force and effect and is enforceable against the Company and the Company Subsidiaries and, to the knowledge of the Company, the other parties thereto in accordance with its terms, except that (1) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (2) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.
     (i) Litigation and Other Proceedings. There is no claim, suit, action, investigation or proceeding pending or, to the knowledge of the Company, threatened, against the Company or any Company Subsidiary that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, nor is the Company or any Company Subsidiary subject to any order, judgment or decree that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.
     (j) Insurance. The Company and each Company Subsidiary are presently insured, and during each of the past five calendar years (or during such lesser period of time as the Company has owned such Company Subsidiary) has been insured, for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured.
     (k) Compliance with Laws.
     (i) The Company and each Company Subsidiary have all permits, licenses, authorizations, orders and approvals of, and have made all filings, applications and registrations with, Governmental Entities (collectively, the “Permits”) that are required in order to permit them to own or lease their properties and assets and to carry on their business as presently conducted and that are material to the business of the Company and the Company Subsidiaries, taken as a whole; and all such Permits are in full force and effect and, to the knowledge of the Company, no suspension or cancellation of any of them is threatened, and all such filings, applications and registrations are current. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, (i) the conduct by the Company and each Company

Subsidiary of their business and the condition and use of their properties does not violate or Infringe any applicable domestic (federal, state or local) or foreign Law, statute, ordinance, license or regulation, (ii) neither the Company nor any Company Subsidiary is in default under any order, license, regulation, demand, writ, injunction or decree of any Governmental Entity, and (iii) the Company and the Company Subsidiaries currently are complying with all, and, to the knowledge of the Company, none of them is under investigation with respect to or has been threatened to be charged with or given notice of any material violation of any, applicable federal, state, local and foreign Law, statute, regulation, rule, license, judgment, injunction or decree.
     (ii) Without limiting the generality of the foregoing, the Company and each of its Subsidiaries have acted in conformity with all applicable Laws and regulations pertaining to export controls, economic sanctions, national security controls, and similar regulations of international commerce, including, but not limited to, the U.S. Export Administration Regulations, 15 C.F.R. pt. 730 et seq., the U.S. antiboycott rules, 15 C.F.R. pt. 760 et seq. and 26 U.S.C. § 908 & 999, the Office of Foreign Assets Control regulations, 31 C.F.R. pt. 500 et seq., U.S. anti-money laundering Laws (e.g., 18 U.S.C. §§ 1956-57, 18 U.S.C. § 1960 and 31 U.S.C. §§ 5311-32), and all non-U.S. counterparts or equivalents of the foregoing, except as, individually or in the aggregate, would not reasonably expected to have a Material Adverse Effect on the Company. Also, without limiting the generality of the foregoing, the Company, each of its Subsidiaries, and each of the Company’s and its Subsidiaries’ employees and agents have acted in conformity with all applicable Laws and regulations pertaining to corrupt, illegal or unauthorized payments, including, but not limited to, the U.S. Foreign Corrupt Practices Act of 1977, as amended, 15 U.S.C. §§ 78dd-1, et seq., except as, individually or in the aggregate, would not reasonably expected to have a Material Adverse Effect on the Company.
     (l) Benefit Plans.
     (i) The Company has Previously Disclosed or has previously filed as an exhibit to the SEC Document or made available to the Investor or its representative each of the following to which the Company or any Company Subsidiary is a party or subject: any plan, contract or understanding providing for any bonus, pension, option, deferred compensation, retirement payment, profit sharing welfare, severance, change in control, or fringe benefits or other compensation with respect to any present or former officer, director, employee or consultant of the Company or any Company Subsidiary (each, other than a Multiemployer Plan, a “Benefit Plan”), in each case, requiring aggregate annual payments or contributions by the Company and any of the Company Subsidiaries in an aggregate amount in excess of $1,000,000 or which has aggregate unfunded liabilities in an amount in excess of $1,000,000 individually provided that the aggregate unfunded liabilities of the Benefit Plans not Previously Disclosed or filed as an SEC Document do not exceed $3,000,000. Section 2.2(l) of the Company Disclosure Schedule sets forth a complete list of the Benefit Plans.
     (ii) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (A) with respect to each Benefit Plan, the Company and the Company Subsidiaries have complied, and are now in compliance with, all provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Code and all Laws and regulations applicable to such Benefit Plans and each Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS to the effect that such Benefit Plan is so qualified and exempt from federal income taxes under Sections 401(a) and 501(a) of the Code, and such determination letter has not been revoked and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification; (B) each Benefit Plan has been administered in accordance with its terms including all requirements to make contributions; (C) there is not now, nor do any circumstances exist that are likely to give rise to any requirement for the posting of security with respect to a Benefit Plan or the imposition of any material liability or material lien on the assets of the Company or any Company Subsidiary under ERISA or the Code in respect of any Benefit Plan, and no liability (other than for premiums to the Pension Benefit Guaranty Corporation) under Title IV of ERISA or under Sections 412 or 4971 of the Code has been or is reasonably expected to be incurred by the Company or any Company Subsidiary; (D) there are no pending or, to the Company’s knowledge, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted against the Benefit Plans or the assets of any of the trusts under any of the Benefit Plans; (E) to the Company’s knowledge, there are no pending or threatened claims against any fiduciary of any of the Benefit Plans with respect to their duties to the Benefit Plans; (F) to the Company’s knowledge, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against the Benefit Plans, any fiduciaries thereof with respect to their duties to the Benefit Plans or the assets of any of the trusts under any of the Benefit Plans; and (G) the Company and each Company Subsidiary have reserved the right to amend, terminate or modify at any time all plans or arrangements providing for retiree health or life insurance coverage, and there have been no communications to employees or former employees which could reasonably be interpreted to promise or guarantee such employees or former employees any retiree health or life insurance or other retiree death benefits on a permanent basis, other than those retirement benefits provided for under the Company’s collective bargaining agreements.
     (iii) None of the Company, any of the Subsidiaries or any other person or entity under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code participates in, or is required to contribute to, any “multiemployer plan” (within the meaning of Section 3(37) of ERISA) (a “Multiemployer Plan”).
     (iv) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each individual who performs services for the Company or any Company Subsidiary (other than through a contract with an entity other than the Company or any Company Subsidiary) and who is not treated as an employee of the Company or any Company Subsidiary has been properly characterized as not being an employee for such purposes.
     (v) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (alone or in conjunction with any termination of employment or other event) will (A) result in any material payment (including, without limitation, severance or “excess parachute payments” (within the meaning of Section 280G of the Code), or forgiveness of indebtedness) or other material obligation becoming due to any current or former employee, officer or director of the Company or any Company Subsidiary under any Benefit Plan or otherwise, (B) limit or restrict the right of the Company or any Company Subsidiary to merge, amend or terminate any of the Benefit Plans, or (C) materially increase or accelerate or require the funding of any benefits otherwise payable under any Benefit Plan.
     (vi) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (A) no work stoppage involving the Company or any Company Subsidiary is pending or, to the knowledge of the Company, threatened; (B) neither the Company nor any Company Subsidiary is involved in, or threatened with or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding that could affect the business of the Company or such Company Subsidiary; and (C) employees of the Company and the Company Subsidiaries are not represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees.
     (vii) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, with respect to each Benefit Plan that is maintained substantially for employees who are situated outside the United States (the “Foreign Plans”), (i) each Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities; and (ii) all Foreign Plans that are required to be funded are funded in accordance with applicable Laws, and with respect to all other Foreign Plans, adequate reserves therefor have been established on the accounting statements of the applicable Company or Company Subsidiary.
     (m) Environmental Liability. Except for those matters that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) each of the Company and the Company Subsidiaries is in compliance with all applicable Environmental Laws, and neither the Company nor any Company Subsidiary has received any written communication alleging that the Company is in violation of, or has any liability under, any Environmental Law, (ii) each of the Company and the Company Subsidiaries validly possesses and is in compliance with all Permits required under Environmental Laws to conduct its business as presently conducted, and all such Permits are valid and in good standing, (iii) there are no Environmental Claims pending or, to the knowledge of the Company, threatened against the Company or any of the Company Subsidiaries and (iv) none of the Company or any of the Company Subsidiaries has Released any Hazardous Materials in a manner that would reasonably be expected to result in an Environmental Claim against the Company or any of the Company Subsidiaries. As used in this Agreement, (1) the term “Environmental Claims” means any administrative or judicial actions, suits, orders, claims, proceedings or written notices of noncompliance by or from any person alleging liability arising out of the Release of Hazardous Materials or the failure to comply with Environmental Law; (2) the term “Environmental Law” means any Law relating to pollution, the environment or natural resources; (3) the term “Hazardous Materials” means (x) petroleum and petroleum by-products, asbestos that is friable, radioactive materials, medical or infectious wastes or polychlorinated biphenyls and (y) any other material, substance or waste that is prohibited, limited or regulated by Environmental Law because of its hazardous, toxic or deleterious properties or characteristics; and (4) the term “Release” means any release, spill, emission, leaking, pumping, emitting, discharging, injecting, escaping, leaching, dumping, disposing or migrating into or through the environment in derogation of Environmental Law.
     (n) Intellectual Property.
     (i) As used in this Agreement, “Intellectual Property” means the following and all rights pertaining thereto: (A) patents, patent applications, provisional patent applications and statutory invention registrations (including all utility models and other patent rights under the Laws of all countries), (B) trademarks, service marks, trade dress, logos, trade names, service names, corporate names, domain names and other brand identifiers, registrations and applications for registration thereof, (C) copyrights, proprietary designs, computer software, mask works, databases, and registrations and applications for registration thereof, (D) confidential and proprietary information, trade secrets, know-how and show-how, and (E) all similar rights, however denominated, throughout the world.
     (ii) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (A) the Company and the Company Subsidiaries own, free of all encumbrances except Permitted Liens, or have the valid right to use all the Intellectual Property used in the conduct of the business of the Company and the Company Subsidiaries and (B) the conduct of the business of the Company and the Company Subsidiaries as currently conducted does not infringe upon, misappropriate or violate (“Infringe”) any Intellectual Property rights of any third party. Except as would not reasonably be expected to have a Material Adverse Effect, no claim or demand has been given in writing to the Company or any Company Subsidiary to the effect that the conduct of the business of the Company or such Company Subsidiary Infringes upon the Intellectual Property rights of any third party. Except as would not reasonably be expected to have a Material Adverse Effect, the Company and the Company Subsidiaries use the Intellectual Property of third parties only pursuant to valid, effective written license agreements. Except as would not reasonably be expected to have a Material Adverse Effect, to the knowledge of the Company, no third parties are infringing the Intellectual Property rights of the Company.
     (iii) All registered trademarks and registered service marks, trademark and service mark applications and, to the knowledge of the Company, all patents and patent applications, currently owned by the Company and the Company Subsidiaries that are material to the business of the Company and the Company Subsidiaries, taken as a whole, as currently conducted (the “Company Intellectual Property”) have been duly registered or application filed with the U.S. Patent and Trademark Office or applicable foreign governmental authority. Except as would not reasonably be expected to have a Material Adverse Effect, (A) none of the Company Intellectual Property has been adjudged to be invalid or unenforceable in whole or in part and (B) there are no actual or, to the knowledge of the Company, threatened opposition proceedings, cancellation proceedings, interference proceedings or other similar action challenging the validity, existence or ownership of any Company Intellectual Property.
     (o) Anti-takeover Provisions Not Applicable. The provisions of Section 203 of the Delaware General Corporation Law as they relate to the Company do not and will not apply to the Investors’ acquisition of Securities pursuant to the Transaction Documents or to any of the transactions contemplated hereby or thereby. The acquisition of Securities by the Investors pursuant to the Transaction Documents and the transactions contemplated hereby or thereby, including, without limitation, the dividends required or contemplated by the respective Certificates of Designations of the respective series of Preferred Stock and the redemptions required or contemplated by the respective Certificates of Designations of the respective series of Preferred Stock, have been approved by the Continuing Directors (as defined in Article IX of the Certificate of Incorporation). The Board of Directors has adopted the Rights Plan Amendment in the form set forth in Exhibit 5 hereto and the same has been duly executed and delivered by the parties thereto.
     (p) Board Approvals. The transactions contemplated by the Transaction Documents, including without limitation the issuance of the Preferred Stock and the compliance with the terms thereof and the compliance with the terms of this Agreement, have been approved unanimously by the Board of Directors. The Board of Directors has unanimously adopted, approved and declared advisable all of the transactions contemplated by the Transaction Documents. The Audit Committee of the Board of Directors has unanimously and expressly approved, and the Board of Directors has unanimously concurred with, the Company’s reliance on the exception under Para. 312.05 of the New York Stock Exchange Listed Company Manual to issue the Series B Preferred Shares and the Series B-1 Preferred Shares.
     (q) Brokers and Finders. Neither the Company nor any Company Subsidiary nor any of their respective officers, directors or employees has incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees in connection with the Transaction Documents or the transactions contemplated hereby and thereby, other than JPMorgan Chase & Co., the fees and expenses of which will be paid by the Company. The Company has provided the Investors a copy of the documentation pursuant to which JPMorgan Chase & Co. may receive a fee in connection with the Transaction Documents or the transactions contemplated hereby and thereby.
     (r) Exemption from Registration. Assuming the accuracy of the representations and warranties made by the Investors in Section 2.3(c) of this Agreement, the offer and issuance by the Company of the Securities is exempt from registration under the Securities Act.
     (s) Opinions of Financial Advisors. The Board of Directors of the Company has received the opinions of JPMorgan Chase & Co., dated as of February 11, 2008, and March 10, 2008, which such March 10, 2008 opinion shall be updated as of the date hereof, and the opinions of Duff & Phelps, LLC, dated as of February 11, 2008, and March 10, 2008, which such March 10, 2008 opinion shall be updated as of the date hereof, each to the effect that, as of such dates, and subject to the various assumptions and qualifications set forth therein, the consideration to be received by the Company pursuant to this Agreement is fair from a financial point of view to the Company (the “Fairness Opinions”). Correct and complete copies of the Fairness Opinions have been delivered to the Investors.
     (t) CAG, Inc. At THL’s written request, the Company has formed MoneyGram Investments, LLC, a Delaware limited liability company and wholly-owned subsidiary of the Company, and has merged CAG, Inc. into MoneyGram Investments, LLC, which will be treated as a disregarded entity for Tax purposes.
     (u) Prior Agreement Representations and Warranties. All of the representations and warranties set forth in the Prior Agreement were true and correct in all material respects (unless qualified by “material” or “Material Adverse Effect” or similar references to materiality, in which case such representations and warranties must be true and correct in all respects) as of the February 11, 2008; provided, that any such representations and warranties that are subject to matters “Previously Disclosed” are limited to matters Originally Previously Disclosed.
     (v) No Other Representations or Warranties. Except for the representations and warranties contained in this Section 2.2, each of the Investors severally and not jointly acknowledge that neither the Company nor any person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or the Company Subsidiaries, or with respect to any other information provided to the Investor in connection with the transactions contemplated by this Agreements.
          2.3 Representations and Warranties of the Investors. Each of THL (jointly and severally among the THL Investors), GSMP (jointly and severally among the GSMP Investors), and GSCP (jointly and severally among the GSCP Investors) severally but not jointly, hereby represents and warrants to the Company that:
     (a) Organization and Authority. Such Investor is a partnership, limited liability company or corporation, as applicable, duly organized and validly existing under the Laws of its jurisdiction of organization and has all requisite partnership, company or corporate, as applicable, power and authority to carry on its business as presently conducted. Such Investor is duly qualified or licensed to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction where the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on such Investor.
     (b) Authorization.
     (i) Such Investor has the partnership, company or corporate, as applicable, power and authority to enter into the Transaction Documents and to carry out its obligations hereunder and thereunder. The execution, delivery and performance of the Transaction Documents by such Investor and the consummation of the transactions contemplated hereby and thereby have been duly authorized by such Investor and no further approval or authorization by such Investor is required. The Transaction Documents are valid and binding obligations of such Investor enforceable against such Investor in accordance with their respective terms.
     (ii) Neither the execution, delivery and performance by such Investor of the Transaction Documents, nor the consummation of the transactions contemplated hereby and thereby, nor compliance by such Investor with any of the provisions thereof, will (A) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any lien, security interest, charge or encumbrance upon any of the properties or assets of such Investor under any of the material terms, conditions or provisions of (1) its certificate of limited partnership, partnership agreement, limited liability company agreement, certificate of incorporation or bylaws, as applicable, or (2) any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which such Investor is a party or by which it may be bound, or to which such Investor or any of the properties or assets of such Investor may be subject, or (B) subject to compliance with the statutes and regulations referred to in the next paragraph, materially violate any statute, rule or regulation or, to the knowledge of any Investor, any judgment, ruling, order, writ, injunction or decree applicable to such Investor or any of its properties or assets, except in the case of clauses (A)(2) and (B) for such violations, conflicts and breaches as would not reasonably be expected to have a Material Adverse Effect on such Investor.
     (iii) Other than (A) in connection or in compliance with the HSR Act, (B) in connection or in compliance with the German Antitrust Act, (C) Regulatory Approvals, and (D) such other consents, approvals, orders, authorizations, registrations, declarations, filings and notices the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on such Investor, no notice to, filing with, exemption or review by, or authorization, consent or approval of, any Governmental Entity or any other person (nor expiration nor termination of any statutory waiting periods) is necessary for the consummation by such Investor of the transactions contemplated by the Transaction Documents.
     (c) Purchase for Investment. Such Investor acknowledges that the Securities have not been registered under the Securities Act and the rules and regulations thereunder or under any state securities Laws and that there is no public or other market for the Preferred Shares. Such Investor (i) is acquiring the Securities for its own account pursuant to an exemption from registration under the Securities Act solely for investment and not with a view to distribution in violation of the securities Laws, (ii) will not sell or otherwise dispose of any of the Securities, except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities Laws, (iii) has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of its investment in the Securities and of making an informed investment decision and (iv) is an Accredited Investor (as that term is defined by Rule 501 of the Securities Act).
     (d) Financial Capability. Such Investor has available funds to make the Purchase on the terms and conditions contemplated by this Agreement.
     (e) Brokers and Finders. Neither such Investor nor its Affiliates nor any of their respective officers, directors or employees has incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees in connection with the Transaction Documents or the transactions contemplated hereby and thereby.

     (f) No Exclusivity. Neither any Investor nor any of its Affiliates is a beneficiary of or is subject to any exclusivity or similar arrangement or agreement with respect to any debt or equity related to any potential investment in the Company.
     (g) No Other Representations or Warranties. Except for the representations and warranties contained in this Section 2.3, the Company acknowledges that neither the Investors nor any other person on behalf of the Investors makes any other express or implied representation or warranty with respect to any Investor or with respect to any other information provided to the Company in connection with the transactions contemplated by this Agreement.
ARTICLE III
Covenants
          3.1 Filings; Other Actions.
     (a) Each of the Investors and the Company will cooperate and consult with the others and use best efforts to prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to obtain all necessary permits, consents, orders, approvals, clearances and authorizations of, or any exemption by, all Governmental Entities (and in the case of the Company, also third parties) necessary or advisable to consummate the transactions contemplated by this Agreement. In particular, each of the Investors and the Company will use their best efforts to obtain, and will use their best efforts to help the others obtain, as promptly as practicable, all approvals, authorizations, consents, clearances, expirations or terminations of waiting periods or exemptions required from all necessary Governmental Entities for the transactions contemplated by the Transaction Documents, including, but not limited to, filings and notifications with respect to, and expiration or termination of any applicable waiting period, under the HSR Act and any other applicable competition or merger control laws, and all notices to, filings and registrations with, and approvals, authorizations, consents, clearances or exemptions from, all Governmental Entities referred to on Section 3.3(b) of the Company Disclosure Schedule. Notwithstanding the foregoing, neither Goldman, Sachs & Co. nor any of its Affiliates shall be required to use efforts to seek or obtain Regulatory Approvals. Each of the Investors and the Company will have the right to review in advance, and to the extent practicable each will consult with the others, in each case subject to applicable Laws relating to the exchange of information, with respect to all the information relating to the other parties, and any of their respective subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees to keep the other parties apprised of the status of matters relating to completion of the transactions contemplated hereby. The Investors and the Company shall promptly furnish each other with copies of written communications received by them or their subsidiaries from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated by this Agreement or by the other Transaction Documents, other than any communications received by an Investor from, or delivered by an Investor to, the Internal

Revenue Service (the “IRS”) (and other than in respect of information filed or otherwise submitted confidentially to any such Governmental Entity and other than in respect of routine audits or ordinary course communications which could not reasonably be expected to be material to the Company). Each party shall execute and deliver both before and after the Closing such further certificates, agreements and other documents and take such other actions as the other party may reasonably request to consummate or implement such transactions or to evidence such events or matters. Notwithstanding anything to the contrary in this Agreement, neither any Investor nor its Affiliates shall be obligated to make (or offer to make) any divestiture of, or otherwise limit (or offer to limit) Investor’s or its Affiliates’ freedom of action with respect to, Investor’s or its Affiliates’ assets or businesses presently owned or hereafter acquired.
     (b) Immediately following the Closing on the Closing Date, the Company shall verify whether or not the amounts set forth on Schedule F hereto have been successfully credited to the Company bank account set forth across from such amount on Schedule F hereto, and when successfully credited, the Final 10-K shall be filed with the SEC immediately following such verification.
          3.2 Access, Information and Confidentiality.
     (a) With respect to each respective Investor, (i) from the date hereof until the Closing Date or the termination of this Agreement and (ii) if applicable, from the Closing Date until the date when such Investor and its Affiliates cease to own in the aggregate Securities representing, directly or indirectly, an initial Purchase Price under this Agreement (irrespective of the then current value of such Securities) (“Initial Cost”) that is at least 10% of the aggregate Initial Cost of the Securities acquired by such Investor and its Affiliates at the Closing, the Company will ensure that upon reasonable notice, the Company and the Company Subsidiaries (1) will afford to such Investor and such Investor’s representatives (including, without limitation, officers and employees of such Investor, and counsel, accountants and other professionals retained by such Investor) such access during normal business hours to its books, records (including, without limitation, Tax Returns and appropriate work papers of independent auditors under normal professional courtesy), properties, personnel, accountants and other professional retained by the Company and to such other information as such Investor may reasonably request; (2) will furnish such Investor with such financial and operating data and other information with respect to the business and properties of the Company as the Company prepares and compiles for members of its Board of Directors in the ordinary course and as such Investor may from time to time reasonably request; and (3) permit such Investor to discuss the affairs, finances and accounts of the Company, and to furnish advice with respect thereto, with the principal officers of the Company within thirty days after the end of each fiscal quarter of the Company. All requests for access and information shall be coordinated through senior corporate officers of the Company.
     (b) Each party to this Agreement will hold, and will cause its respective subsidiaries and their directors, officers, employees, agents, consultants and advisors to hold, in strict confidence, unless compelled to disclose by judicial or administrative process or, in the advice of its counsel, by other requirement of Law or the applicable requirements of any regulatory agency or relevant stock exchange, all non-public records, books, contracts, instruments, computer data and other data and information (collectively, “Information”) concerning the other party furnished to it by such other party or its representatives pursuant to this Agreement (except to the extent that such information can be shown to have been (1) previously known by such party on a non-confidential basis, (2) in the public domain through no fault of such party or (3) later lawfully acquired from other sources by the party to which it was furnished), and neither party shall release or disclose such Information to any other person, except its to auditors, attorneys, financial advisors, and other consultants and advisors. Subject to the foregoing, any party compelled to disclose Information pursuant to this Section 3.2(b) shall (x) as promptly as practicable, provide the other parties with notice of such request to disclose Information so that the parties may seek an appropriate protective order or other appropriate remedy (and the other parties shall cooperate in connection therewith), and (y) may furnish, that portion (and only that portion) of the Information that, on the advice of its counsel, such party is legally compelled or is otherwise required to disclose. In addition, all information furnished to the Investors and their respective representatives and all analyses, compilations, data, studies or other documents prepared by any Investor or its representatives containing or based in whole or in part on any such furnished information or reflecting such Investor’s review of, or interest in, the Company shall be used solely as set forth and permitted by the confidentiality agreement, dated as of November 28, 2007, between the Company and THL and the confidentiality agreement, dated as of December 11, 2007 (and the side letter thereto dated January 2, 2008) between the Company and GS (the “Confidentiality Agreements”); provided, however, that each Investor may provide Information to potential permitted transferees of Securities so long as the recipient enters into a confidentiality agreement (as to which the Company is a third party beneficiary and may enforce the agreement) with disclosure terms at least as restrictive as the disclosure terms in the Confidentiality Agreements. Notwithstanding the foregoing, in connection with a syndication to co-investors as permitted by Section 4.5, any Investor shall be permitted to provide Information to a potential syndicate member subject to customary confidentiality protections enforceable by the Company.
          3.3 Certain Additional Covenants of the Company.
     (a) Except as otherwise expressly permitted or required by the Transaction Documents, permitted by Section 4.9, or as set forth on Section 3.3(a) of the Company Disclosure Schedule, during the period from the date of this Agreement until the earlier of the Closing Date and the termination of this Agreement pursuant to Section 5.1, the Company shall conduct its business, and shall cause its subsidiaries to conduct their respective businesses, in all material respects in the ordinary course, including, without limitation, paying its obligations, including customer signing bonuses, capital expenditures, taxes and other accounts payable, in the ordinary course of business consistent with past practice. Until the Voting Date as defined in the Series B Certificate and the Series B-1 Certificate (the “Voting Date”), except as expressly permitted or required by the Transaction Documents and as set forth on Schedule 3.3(a), neither the Company nor any Company Subsidiary shall, without the prior approval of the Investors (such approval not to be unreasonably withheld or delayed) take any action that (i) would require a separate series vote of the holders of Series B Preferred Stock under Section 9(c) of Series B Certificate if the Series B Preferred Stock was

outstanding at such time, or (ii) would result in an adjustment to be made under Section 7(c) of the Series B Certificate if Series B Preferred Stock was outstanding at such time.
     (b) The Company shall not declare or pay any dividend or distribution on any securities of the Company on or prior to the Closing. If, prior to the Closing, the Company shall take any action that would require any adjustment to be made under Section 7(c) of the Series B Certificate as if shares of Series B Preferred Stock were issued on the date of this Agreement, the Company must make appropriate and equitable adjustments with respect to the Investors such that the Investors will receive the benefit of such transaction as if (x) all of the Securities to be acquired by the Investor had been outstanding as of the date of such action and (y) all required Regulatory Approvals had been obtained. “Regulatory Approval” means confirmation by a State, reasonably satisfactory to the Company and each of THL, GSMP and GSCP, that the Licensee and/or the Investors have complied with applicable prior notice or prior approval procedures for change of control under such State’s laws or regulations applicable to entities engaged in the money transfer or payment systems business or the parties to be deemed to control such parties. “Licensee” means MoneyGram Payment Systems, Inc., a wholly-owned subsidiary of the Company. “State” means any of the jurisdictions listed on Section 3.3(b) of the Company Disclosure Schedule.
     (c) The Company shall use its reasonable best efforts to satisfy the closing conditions set forth in Section 1.2(c) of this Agreement in a timely manner. Each of the Investors will cooperate reasonably with the Company in the Company’s efforts to satisfy the conditions set forth in Sections 1.2(c)(i), and (ii).
     (d) The parties shall not treat any of the Series B Preferred Shares, the Series B-1 Preferred Shares, or the Series D Preferred Stock as “preferred stock” for purposes of Section 305 of the Code, unless required to do so by a change in applicable Tax Laws (or the interpretation thereof) or a good faith resolution of a Tax contest.
     (e) Without the prior written consent of all of the Investors, neither the Company nor any of the Company Subsidiaries shall directly or indirectly use any proceeds from the Investment, the Existing Credit Facilities or the Second Lien Notes to acquire any obligations the interest on which is exempt from taxes imposed by subtitle A of the Code.
     (f) Without the prior written consent of all of the Investors, the Company shall not and shall not permit the Company Subsidiaries to (i) make investments in a manner that is in contravention of the investment policy as set forth on Schedule G hereto (the “Investment Policy”); provided that, notwithstanding the foregoing, any securities held or sold by the Company set forth on Schedule B or Schedule C hereto shall not be considered to be held or sold in contravention of the Investment Policy, or (ii) sell, unwind, assign, abandon or otherwise transfer or dispose of any of the securities listed on Schedule B (other than those securities sold or otherwise transferred in accordance with Schedule B-1 through March 7, 2008) or Schedule C.
     (g) The Company shall not take or permit to occur any stockholder vote (or action by written consent) on any matter with a record date prior to the Voting Date, except to the extent required by Law or by Section 9(b), (c) or (d) of the Series B Certificate or Section 9(b) of the Series B-1 Certificate.
ARTICLE IV
Additional Agreements
     4.1 Governance Matters.
     (a) From the Closing Date until the Voting Date, the Investors, together with their Affiliates, shall be entitled to nominate and cause the Company to appoint two individuals to the Board of Directors to serve as directors (each, a “Board Representative”) to terms expiring at the 2010 annual meeting of the Company’s stockholders, subject to satisfaction of all legal and governance requirements regarding service as directors of the Company (and subject to satisfaction of any applicable requirements in the Certificate relating to allocation of directors amongst the classes of directors), which Board Representatives are reasonably acceptable to the Board of Directors, and which Board Representatives the Company will be required to recommend to its stockholders for election to the Board of Directors at the Company’s stockholder meetings. The Board of Directors has deemed individuals listed on Schedule 4.1(a) hereto to be reasonably acceptable for these purposes. For as long as the Investors and their respective Affiliates, as a whole, own in the aggregate Securities representing, directly or indirectly, an Initial Cost of not less than $75,000,000 (a “Qualifying Ownership Interest”), the Investors shall be entitled, in such capacity, to nominate and cause the Company to appoint replacements for its Board Representatives. From the Closing Date until the Voting Date, the Investors, together with their Affiliates, shall also be entitled to appoint two observers to the Board of Directors (the “Board Observers”), which Board Observers are reasonably acceptable to the Board of Directors. The Board Observers shall be entitled to participate fully in all meetings of the Board of Directors, but shall not have the authority to vote thereat. At any time that the Investors, together with their Affiliates, have a right to nominate one or more Board Representatives, Thomas H. Lee Equity Fund VI, L.P. (“THL VI”) shall have the right to select the individual or individuals who the Investors will nominate to be at least one of such Board Representatives so long as THL VI and its Affiliates beneficially own in the aggregate Securities representing, directly or indirectly, an Initial Cost that is not less than 10% of the aggregate Initial Cost of the Securities acquired by THL VI and its Affiliates at the Closing.
     (b) After the Closing Date, upon the earlier of (x) written notification by the THL Investors, in the THL Investors’ sole discretion, and (y) the Voting Date, the Investors shall lose their right to have the Board Observers attend meetings of the Board (except that prior to the Certificate Amendment (as defined below), the Investors shall have a right to have one (1) Board Observer, which Board Observer shall be a representative of GS) and shall instead be entitled to nominate and cause the Company to appoint such additional Board Representatives to the Board as shall, when aggregated with the Board Representatives already designated by the Investors pursuant to Section 4.1(a), provide the Investors with that number of directors as is proportionate to Investors’ Common Stock ownership, calculated on a fully-converted basis (assuming all shares of Series B-1 Preferred Stock were converted into Series B Preferred Stock and all Series B Preferred Stock was converted into Common Stock), where the Board of Directors shall elect to (i) increase the size of the Board of Directors (subject to Section 4.1(f)), (ii) fill any vacancies resulting from resignations, or (iii) a combination of (i) and (ii) to accomplish such proportionate representation of the Investors on the Board of Directors. These Board Representatives shall satisfy all legal and governance requirements regarding service as a director of the Company and shall be reasonably acceptable to the Board of Directors and the Company shall be required to recommend to its stockholders the election of such Board Representatives to the Board of Directors at the Company’s stockholder meetings. The Investors shall also be entitled to nominate and cause the Company to appoint individuals to fill any vacancies in such directorships at any time, up to a number of directors as is proportionate to the Investors’ Common Stock ownership, calculated on a fully-converted basis (as described above). In addition, the Company agrees that the Board Representatives shall be entitled to the same rights, privileges and compensation as the other members of the Board of Directors in their capacity as such, including with respect to insurance coverage and reimbursement for Board of Directors participation and related expenses. The Company agrees that the Board Observers shall be entitled to reimbursement for the Board Observers’ participation and related expenses. The Board Representatives shall be spread as even as practicable among the classes of directors. From and after the Closing Date (it being understood that this may be purchased prior to the Closing Date), the Company shall purchase and maintain, at its own expense, (A) directors and officers liability insurance, from reputable carriers to be agreed upon prior to Closing by the Company and Investors and at least in the amounts set forth on Schedule 4.1(b) hereto (or in a lesser amount agreed upon by the Investors and the Company), on behalf of and covering the individuals who at any time on or after the Closing Date are or become directors of the Company, against expenses, liabilities or losses asserted against or incurred by such individual in such capacity or arising out of such individual’s status as such, subject to customary exclusions and (B) a fully-paid six-year “tail” insurance policy or policies with respect to directors’ and officers’ liability insurance (including excess A-side difference-in-conditions coverage and fiduciary liability coverage) of an amount no less, and with terms and conditions no less favorable, than those of the policies maintained by the Company as of the date hereof.
     (c) Subject to the further provisions of this Section 4.1, the Company’s Governance and Nominating Committee (or any other committee exercising a similar function) (the “Nominating Committee”) shall recommend to the Board of Directors that such persons designated by the Investors to be Board Representatives pursuant to Sections 4.1(a) and (b) (or any successor designated by the Investors and reasonably acceptable to the Company) be included in the slate of nominees recommended by the Board of Directors to stockholders for election as directors at each annual meeting of stockholders of the Company at which such person’s term expires. The Company shall use reasonable best efforts to have the Board Representatives elected as directors of the Company and the Company shall solicit proxies for them to the same extent as it does for any of its other nominees to the Board of Directors. Other than as specifically contemplated by this Section 4.1, the Company shall not fill any vacancies on the Board of Directors.
     (d) Subject to applicable Law and any rules and regulations promulgated by the New York Stock Exchange, for so long as the Investors are entitled to appoint a Board Representative pursuant to Section 4.1, the Investors shall also be entitled to representation proportionate to Investors’ aggregate Common Stock ownership, calculated on a fully-

converted basis (as described above), on all committees of the Board of Directors, provided that notwithstanding the foregoing, the Investors shall be entitled to have a minimum of one Board Representative serving on each committee of the Board of Directors (except where a Board Representative is in a conflict position, such Board Representative may not serve on a special committee of the Board of Directors, and where an Investor is in a conflict position, none of the such Investor’s Board Representatives may serve on the relevant special committee of the Board of Directors). If applicable Law or New York Stock Exchange rules and regulations prevent any Board Representative from serving on a committee, the Investors shall be entitled to appoint a Board Observer to such committee, so long as any such Board Observer meets any applicable independence rules of the New York Stock Exchange.
     (e) At any time the Investors have a right to nominate and appoint one or more individuals to the Board of Directors to serve as a director, if any Board Representative shall cease to serve as a director for any reason, the Company and its Board of Directors will use its reasonable best efforts to take all action required to fill the vacancy resulting therefrom with a person designated by the Investors and reasonably acceptable to the Company, subject to satisfaction of all legal and governance requirements regarding service as a director of the Company.
     (f) Subject to the Certificate of Incorporation and Bylaws, for so long as the Investors have the right to nominate directors under this Section 4.1, the maximum size of the Board of Directors shall be capped at 13 directors or such larger number determined by the Investors in their sole judgment and discretion, and, at any time after the Closing, at the direction of all of THL, GSMP and GSCP acting together, the Company shall use its reasonable best efforts to increase or decrease the size of the Board of Directors below 11 members or above 13 members, as applicable, as reasonably directed by the Investors (but the total number of votes shall not be below 11).
     (g) As promptly as practicable following the Closing, the Company shall call and hold a meeting of its stockholders with a record date after the Voting Date to seek approval of the Certificate Amendment, shall file with the SEC a proxy statement and use its best efforts to solicit proxies in favor of the Certificate Amendment, and shall use its best efforts to respond to any comments of the SEC or its staff and to cause a definitive proxy statement related to such stockholders’ meeting to be mailed to the Company’s stockholders. The Board of Directors shall recommend the Certificate Amendment and such recommendation shall be included in the proxy statement filed with the SEC and disseminated to Company stockholders in connection with such stockholders meeting. The “Certificate Amendment” shall mean an amendment to the Certificate of Incorporation that (i) will provide that as long as the Investors shall have a right to designate Board Representatives pursuant to Section 4.1(b), GS (or GS’ permitted successors or assigns) shall have the right to designate one (1) such Board Representative, which such Board Representative shall have one (1) vote, and THL (or THL’s permitted successors or assigns) shall have the right to designate two (2) to four (4) Board Representatives, which such Board Representatives shall be authorized to vote (with each such Board Representative having equal votes) on all matters occasioning action by the Board of Directors such number of votes equal to the number of directors that the Investors would be entitled to designate pursuant to Section 4.1(b) in the absence of the Certificate Amendment, minus the one (1) vote of the Board Representative designated by GS, (ii) will provide that each member of the Board of Directors shall be elected annually for a one (1) year term, and (iii) will increase the number of authorized shares of Common Stock to one billion three hundred million (1,300,000,000).
     (h) If the Investors and their Affiliates at any time cease, as a whole, to beneficially own in the aggregate a Qualifying Ownership Interest, the Investors will have no further rights under Sections 4.1(a) through (f) and, if so requested by the Company, shall promptly cause to resign, and take all other action reasonably necessary, or reasonably requested by the Company, to cause the prompt removal of, the Board Representative.
     (i) Following the Closing and so long as Unaffiliated Shareholders (as defined below) beneficially own at least 5% of the outstanding Common Stock, on a fully-diluted basis:
     (i) there shall be at least three (3) Independent Directors, where “Independent Director” means a director who has been nominated or approved by the Continuing Directors and satisfies all standards for independence promulgated by (A) the New York Stock Exchange, (B) the Company’s Corporate Governance Guidelines, as amended November 15, 2007, as available on the Company’s website, and (C) any other applicable Laws;
     (ii) the Company shall not engage in any Affiliated Transaction that is not approved by the Independent Directors. In no event shall the Investors charge the Company any ongoing monitoring or other similar fee. “Affiliated Transaction” means any transaction or series of related transactions, directly or indirectly between the Company, any Company Subsidiary, or another other controlled Affiliates of the Company or any Company Subsidiary on the one hand, and any Investor or any Affiliate of an Investor or any Associated Person of any Investor (except for, in the case of Affiliates and Associated Persons (as defined in the Exchange Act), the Company or any Company Subsidiary), on the other hand, that have a fair market value in excess of $2,000,000; provided that none of the following shall constitute an Affiliated Transaction:
     (A) acquisitions of securities, or payments, transactions, Board of Directors rights, access rights, anti-dilution rights, registration rights and all other matters, contemplated by this Agreement or the other Transaction Documents, including, without limitation, the respective Certificates of Designations for the Preferred Shares (including the respective dividends, and exercising and consummating the respective conversion rights and redemption rights, contemplated by such Certificates of Designations);
     (B) customary compensation arrangements (whether in the form of cash or equity awards), expense reimbursement, D&O insurance coverage, and indemnification arrangements (and related advancement of expenses) in each case for Board of Directors designees and Board Observers, or any use by such persons, for Company business purposes, of aircraft, vehicles, property, equipment or other assets owned or provided by the Company or Company Subsidiaries;

     (C) transactions and arrangements (i) after the Closing Date if the same is in the ordinary course of the Company’s business and does not involve payments by the Company in excess of $5,000,000 in the aggregate for any transaction or series of related transactions and is on terms and conditions not less favorable to the Company in any material respect than those available with non-Affiliates for comparable transactions or arrangements or (ii) pursuant to agreements in effect as of the Closing Date;
     (D) acquisition of Common Stock or other securities pursuant to any stock split, stock dividend, pro rata rights offering, or the like;
     (E) any amendment or termination of the Company’s Rights Agreement, or any redemption of rights outstanding under the Rights Agreement; or
     (F) sale of investment securities in the ordinary course of the Company’s business.
     (iii) the members of the Board of Directors who are unaffiliated with the Investors and were members of the Board of Directors prior to the Closing (or persons specifically approved by such directors or their successors as successors for these purposes) (the “Continuing Directors”) shall have the right to select the persons that will be nominated by the Company as the three (3) Independent Directors contemplated by Section 4.1(h)(i), which such Independent Directors must, prior to their first election to the Board of Directors, be reasonably acceptable to a majority of the members of the Board of Directors who are not Continuing Directors, and any vacancies in the Board which must be filled with an Independent Director in order for there to be at least (3) Independent Directors in accordance with Section 4.1(i)(i) hereof shall be filled by the Company in accordance with this Section 4.1(i)(iii);
     (iv) upon a resolution of the committee of Independent Directors, the Company shall exercise its right to redeem the Series B Preferred Stock and Series B-1 Preferred Stock at any time that such right is exercisable in each case, pursuant to the respective Certificates of Designations therefor;
     (v) any action proposed to be taken under Section 253 of the Delaware General Corporation Law by the Company involving the Investors or their Affiliates must be approved by a resolution of the committee of Independent Directors; and
     (vi) holders of shares of Common Stock beneficially owned by persons not affiliated with the Investors (“Unaffiliated Shareholders”) shall be third party beneficiaries to this Section 4.1(h).
     (j) The Company shall keep the Investors informed, on a current basis, of any events, discussions, notices or changes with respect to any Tax (other than ordinary course communications which could not reasonably be expected to be material to the Company), criminal or regulatory investigation or action involving the Company or any of its Subsidiaries (other than routine audits or ordinary course communications which could not reasonably be expected to be material to the Company), and shall reasonably cooperate with the Investors, their members and their respective Affiliates in an effort to avoid or mitigate any cost or regulatory consequences to them that might arise from such investigation or action (including by reviewing written submissions in advance, attending meetings with authorities and coordinating and providing assistance in meeting with regulators).
     4.2 Legend.
     (a) Each of the Investors agrees that all certificates or other instruments representing the Securities subject to this Agreement will bear a legend substantially to the following effect:
     “THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS. THE SECURITIES REPRESENTED BY THIS INSTRUMENT ARE ALSO SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER SET FORTH IN THAT CERTAIN AMENDED AND RESTATED PURCHASE AGREEMENT DATED AS OF MARCH 17, 2008 AMONG THE ISSUER OF SUCH SECURITIES (THE “COMPANY”) AND THE OTHER PARTY OR PARTIES NAMED THEREIN. A COPY OF THE PROVISIONS OF SUCH AGREEMENT SETTING FORTH SUCH RESTRICTIONS ON TRANSFER IS ON FILE WITH THE SECRETARY OF THE ISSUER.
     (b) Upon request of an Investor, upon receipt by the Company of an opinion of counsel reasonably satisfactory to the Company to the effect that the first sentence of such legend is no longer required under the Securities Act, the Company shall promptly cause the first sentence of such legend to be removed from any certificate for any Securities so to be Transferred. Upon request of an Investor, the remainder of the legend shall be removed upon the expiration of the applicable transfer restrictions set forth in this Agreement. Each Investor acknowledges that the Securities have not been registered under the Securities Act or under any state securities Laws and agrees that it will not sell or otherwise dispose of any of the Securities, except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities Laws.
     4.3 Reservation for Issuance. The Company will reserve that number of (a) shares of Common Stock sufficient for issuance upon conversion of Series B Preferred Shares, Series B-1 Preferred Stock and Series D Preferred Stock owned at any time by the Investors (up to the number of shares of Common Stock authorized in the Certificate of Incorporation), and (b) Series D Preferred Shares sufficient for issuance upon conversion of Series B-1 Preferred Shares (and, as applicable, the Series B Preferred Shares) owned at any time by the Investors without regard to any limitation on such conversion. In the event that there shall not be sufficient shares of Common Stock issued but not outstanding or authorized but unissued to permit the exercise in full of the rights contained in this Agreement or in the Certificates of Designations, (i) the Company shall at the written request of any of THL, GSMP or GSCP, use its best efforts to take all such action as may be necessary to authorize additional shares of Common Stock for issuance upon exercise of such rights and (ii) the Company shall, at an Investor’s request, exchange all or any portion of such Investor’s Common Stock for non-voting securities of the Company with equivalent economic rights.
     4.4 Lost, Stolen or Destroyed Certificates. If from and after the Closing, any certificate for shares of Preferred Stock or Common Stock shall be mutilated, lost, stolen or destroyed, the Company shall issue, in exchange and in substitution the mutilated certificate, or in lieu of and substitution for the certificate lost, stolen or destroyed, a new certificate of like tenor and representing an equivalent amount and kind of shares. If reasonably required by the Company in connection with replacing a share certificate as aforesaid, the applicable record holder of such shares shall furnish the Company with an indemnity on customary terms for such situations, reasonably sufficient to protect the Company from any out-of-pocket loss which it may suffer from replacing such certificate.
     4.5 Restrictions on Transfers.
     (a) No Investors shall be permitted to sell or otherwise transfer the Series B Preferred Stock, the Series B-1 Preferred Stock or the Common Stock or other securities issued upon conversion thereof prior to January 1, 2009, except (x) to an Affiliate, and/or with respect to THL, to any coinvestor who is an Affiliate of Thomas H. Lee Partners, L.P., that agrees to become bound by the terms of this Agreement including the transfer restrictions set forth in this Section 4.5(a), (y) pursuant to a sale, merger or consolidation of the Company, or (z) pursuant to a syndication arrangement (A) under which such Investor syndicates a number of shares of Series B Preferred Stock or Series B-1 Preferred Stock, as applicable constituting no more than 50% of the Securities purchased at the Closing; (B) pursuant to which the Investors retain voting and dispositive control over the transferred securities and the transferred securities remain subject to the provisions of this Agreement, and (C) which shall be completed within 180 days from the date hereof. After January 1, 2009, the Investors shall be permitted to sell all Company securities except that each Investor will agree not to sell in a private sale any Preferred Stock or Common Stock or other securities received in the Investment to any person listed on Schedule 4.5 hereto or any such person’s Affiliates (unless such sale is pursuant to a merger or consolidation of the Company).
     (b) If any Investor desires to transfer in a private transaction any securities to any person, who, to the Investors’ knowledge, after giving effect to such transfer, would beneficially own more than 9.9% or such other threshold as may be applicable as a result of applicable state regulations concerning money transfers (the “Applicable Threshold”) of the outstanding voting securities of the Company, such Investor shall notify the Company prior to effecting such transfer, and the Company will cooperate with such Investor so that such Investor may, as soon as practicable but in any event within two (2) business days of such notification, to the extent the amount of securities to be transferred is in excess of the Applicable Threshold and any applicable approvals have not yet been received, transfer non-voting securities to such person (in lieu of voting securities) such that prior notice and/or approval under the laws relating to money transmission or the sale of check of any State would not be required to effect such transfer.

     (c) For purposes of this Section 4.5, “transfer” shall mean any sale, transfer, pledge, assignment or other disposition. The Investors shall not transfer any Securities in violation of Law.
     4.6 Withholding. The Company shall be entitled to deduct and withhold from amounts payable to an Investor or any of its Affiliate funds in respect of the Securities such amounts as it is required to deduct and withhold under applicable Law. To the extent that amounts are so withheld by the Company, such withheld amounts shall be treated for all purposes as having been paid to such Investor or any such Affiliate fund in respect of which such deduction and withholding was made by the Company. Prior to an Investor or any of its Affiliate funds receiving any Securities, the Investor shall, and shall cause such Affiliate fund to, deliver to the Company a duly executed IRS Form W-9 or the appropriate IRS Form W-8, as applicable, and such other IRS forms as may reasonably requested by the Company from time to time. Each Investor shall, and cause such Affiliate fund to, update all such IRS Forms, as appropriate, from time to time.
     4.7 Anti-Dilution Rights.
     (a) Sale of New Stock. From and after the Closing, so long as the Investors and their Affiliates own (in the aggregate) a Qualifying Ownership Interest (before giving effect to any issuances triggering this Section), (i) each of the respective Investors shall have the right, or shall at any time and from time to time have the right to appoint an Affiliate of such Investor that agrees in writing for the benefit of the Company to be bound by the terms of this Agreement (any such Affiliate shall be included in the term “Investors” for purposes of this Section) to exercise, the anti-dilution rights set forth in this Section (the Investors or such Affiliate, an “Anti-Dilution Right Entity”); and (ii) if at any time after the Closing, the Company at any time or from time to time makes any public or non-public offering of any equity (including Common Stock, preferred stock or restricted stock), or any securities, options or debt that are convertible or exchangeable into equity or that include an equity component (such as an “equity” kicker) (including any hybrid security) (any such security, a “New Security”) (other than (1) pursuant to the granting or exercise of employee stock options or other stock incentives pursuant to the Company’s stock incentive plans or the issuance of stock pursuant to the Company’s employee stock purchase plan, in each case in the ordinary course of equity compensation awards, or (2) issuances for the purposes of consideration to fund acquisition transactions), the Anti-Dilution Right Entity shall be afforded the opportunity to acquire from the Company for the same price (net of any underwriting discounts or sales commissions) and on the same terms (except that, to the extent permitted by Law and the Certificate of Incorporation and Bylaws, the Anti-Dilution Right Entity may elect to receive such securities in nonvoting form, convertible into voting securities upon certain transfers to non-Affiliates or upon a widely dispersed offering) as such securities are proposed to be offered to others, up to the amount of New Securities in the aggregate required to enable the Investors and their controlled Affiliates to maintain their aggregate proportionate Common Stock-equivalent interest in the Company. The amount of New Securities that the Anti-Dilution Right Entity shall be entitled to purchase in the aggregate shall be determined by multiplying (x) the total number of such offered shares of New Securities by (y) a fraction, the numerator of which is the number of shares of Common Stock beneficially owned by the Investors held at such time by the Investors (assuming the

Voting Date has occurred), and the denominator of which is the number of shares of Common Stock then outstanding. If and to the extent the issuance of New Securities to a Anti-Dilution Right Entity would cause such Anti-Dilution Right Entity to hold more New Securities than applicable money transmitter or similar Laws allow such Anti-Dilution Right Entity to hold, the Company shall reduce the number of New Securities issuable to the Anti-Dilution Right Entity to the extent necessary to comply with applicable money transmitter or similar Laws and shall instead issue such Anti-Dilution Right Entity the number of Series D Preferred Stock or other applicable securities of the Company with equivalent economic rights.
     (b) Notice. At any time at which the anti-dilution rights contemplated by this Section 4.7 apply:
     (i) In the event the Company proposes to offer New Securities in an underwritten public offering or a private offering made to financial institutions for resale pursuant to Rule 144A, no later than five (5) business days after the initial filing of a registration statement with respect to such underwritten offering or the commencement of such Rule 144A offering, it shall give the Anti-Dilution Right Entity written notice of its intention (including, in the case of a registered public offering and to the extent possible, a copy of the prospectus included in the registration statement filed with respect to such offering) describing, to the extent possible, the price (or range of prices), anticipated amount of securities, timing and other terms of such offering. The Anti-Dilution Right Entity shall have five (5) business days from the date of receipt of such a notice to notify the Company in writing that it intends to exercise such anti-dilution purchase rights and as to the amount of New Securities the Anti-Dilution Right Entity desires to purchase, up to the maximum amount calculated pursuant to Section 4.7(a). Such notice shall constitute a non-binding indication of interest of the Anti-Dilution Right Entity to purchase the amount of New Securities so specified at the price and other terms set forth in the Company’s notice to it. The failure of the Anti-Dilution Right Entity to respond within such five (5) business day period shall be deemed to be a waiver of the Anti-Dilution Right Entity’s rights under this Section 4.7 only with respect to the offering described in the applicable notice and a notice purporting to exercise anti-dilution rights for more than the maximum amount contemplated by this Section 4.7 shall be deemed to be an election to acquire the maximum amount.
     (ii) If the Company proposes to offer New Securities in a transaction that is not an underwritten public offering or Rule 144A offering (a “Private Placement”), the Company shall (A) give the Investors written notice of its intention, describing the anticipated amount of securities, price and other terms upon which the Company proposes to offer the same and (B) promptly provide the Investors with an updated notice reflecting any changes to such anticipated amount of securities, price or other material terms. Each Investor shall have ten (10) business days from the date of receipt of the last notice required by the immediately preceding sentence to notify the Company in writing that it intends to exercise such anti-dilution purchase rights and as to the amount of New Securities the Anti-Dilution Right Entity desires to purchase, up to the maximum amount calculated pursuant to Section 4.7(a). Such notice shall constitute a non-binding indication of interest of the Anti-Dilution Right Entity to purchase the amount of New Securities so specified at the price and other terms set forth in the Company’s notice to it;

provided that the closing of the Private Placement with respect to which such rights has been exercised takes place within fifteen (15) calendar days after the giving of notice of such exercise by the Anti-Dilution Right Entity. The failure of the Anti-Dilution Right Entity to respond within such ten (10) business day period referred to in the second preceding sentence shall be deemed to be a waiver of the Anti-Dilution Right Entity’s rights under this Section 4.7 only with respect to the offering described in the applicable notice and a notice purporting to exercise anti-dilution rights for more than the maximum amount contemplated by this Section 4.7 shall be deemed to be as election to acquire the maximum amount.
     (c) Purchase Mechanism.
     (i) Private Placement. If the Anti-Dilution Right Entity exercises its anti-dilution purchase rights provided in Section 4.7(b)(ii) above, the closing of the purchase of the New Securities with respect to which such right has been exercised shall be conditioned on the consummation of the sale of securities pursuant to the Private Placement with respect to such right has been exercised and shall take place within ten (10) business days after the closing of the Private Placement; provided, that such time period shall be extended for a maximum of 95 days in order to comply with applicable Laws and regulations; provided, further that the actual amount of securities to be sold to the Anti-Dilution Right Entity pursuant to its exercise of anti-dilution rights hereunder shall be proportionally reduced if the aggregate amount of New Securities sold in the Private Placement is reduced and, at the option of the Anti-Dilution Right Entity, shall be increased if such aggregate amount of New Securities sold in the Private Placement is increased. Each of the Company and the Anti-Dilution Right Entity agrees to use its reasonable best efforts to secure any regulatory or stockholder approvals or other consents, and to comply with any Law or regulation necessary in connection with the offer, sale and purchase of, such New Securities.
     (ii) Underwritten Public Offering or Rule 144A Offering. If the Anti-Dilution Right Entity exercises its anti-dilution purchase rights provided in Section 4.7(b)(i) above, the Company shall offer the Anti-Dilution Right Entity the amount of New Securities determined in accordance with Section 4.7(b)(i) (as adjusted to reflect the actual size of such offering when priced) on the same terms as the New Securities are offered to the underwriters. The Anti-Dilution Right Entity shall further enter into an agreement to purchase the New Securities to be acquired contemporaneously with the execution of any underwriting agreement or purchase agreement entered into between the Company and the underwriters or initial purchasers of such underwritten public offering or Rule 144A offering, and the failure to enter into such an agreement at or prior to such time shall constitute a waiver of the anti-dilution rights in respect of such offering. Any offers and sales pursuant to this Section 4.7 in the context of a registered public offering shall be conditioned upon reasonably acceptable representations and warranties of the Anti-Dilution Right Entity regarding its status as the type of offeree to whom a private sale can be made concurrently with a registered public offering in compliance with applicable securities laws.

     (d) Failure of Purchase. In the event the Anti-Dilution Right Entity fails to exercise its anti-dilution purchase rights provided in this Section 4.7 within the applicable period or, if so exercised, the Anti-Dilution Right Entity is unable to consummate such purchase within the time period specified in Section 4.7(c) above because of its failure to obtain any required regulatory or stockholder consent or approval or because of the failure to purchase any or all of the New Securities contemplated to be purchase by the election notice, the Company shall thereafter be entitled during the period of 120 days following the conclusion of the applicable period to sell or enter into an agreement (pursuant to which the sale of the New Securities covered thereby shall be consummated, if at all, within 30 days from the date of said agreement) to sell the New Securities not elected to be purchased pursuant to this Section 4.7 or which the Anti-Dilution Right Entity is unable to purchase because of such failure to obtain any such consent or approval or otherwise fails to purchase, at a price and upon terms no more favorable to the purchasers of such securities in the Private Placement, the underwritten public offering or Rule 144A offering, as the case may be, than were specified in the Company’s notice to the Anti-Dilution Right Entity. Notwithstanding the foregoing, if such sale is subject to the receipt of any regulatory or stockholder approval or consent or the expiration of any waiting period, the time period during which such sale may be consummated shall be extended until the expiration of five (5) business days after all such approvals or consents have been obtained or waiting periods expired, but in no event shall such time period exceed 180 days from the date of the applicable agreement with respect to such sale. In the event the Company has not sold the New Securities or entered into an agreement to sell the New Securities within said 120-day period (or sold and issued New Securities in accordance with the foregoing within thirty (30) days from the date of said agreement (as such period may be extended in the manner described above for a period not to exceed 180 days from the date of said agreement)), the Company shall not thereafter offer, issue or sell such New Securities without first offering such securities to the Anti-Dilution Right Entity in the manner provided above.
     (e) The Anti-Dilution Right Entity shall not have any rights to participate in the negotiations of the proposed terms of any Private Placement, underwritten public offering, or Rule 144A offering. Subject to any restrictions contained herein, the Anti-Dilution Right Entity shall receive the same rights (including, without limitation, anti-dilution rights, rights relating to closing conditions and indemnification rights, if any) as other purchasers in the Private Placement.
     (f) The Company and the Investors shall cooperate in good faith to facilitate the exercise of the Anti-Dilution Right Entity’s anti-dilution rights hereunder in a manner that does not jeopardize the timing, marketing, pricing or execution of any offering of the Company’s securities, including securing any required approvals or consents.
     (g) In the case of the offering of securities for a consideration in whole or in part other than cash, including securities acquired in exchange therefor (other than securities by their terms so exchangeable), the consideration other than cash shall be deemed to be the fair value thereof as reasonably determined by the Board of Directors, provided, however, that such fair value as determined by the Board of Directors shall not exceed the aggregate market price of the securities being offered as of the date the Board of Directors authorizes the offering of such securities.

     4.8 Indemnity.
     (a) The Company agrees to indemnify and hold harmless each Investor and its Affiliates and each of their respective officers, directors, partners, employees and agents, and each person who controls such Investor within the meaning of the Exchange Act and the regulations thereunder (the “Indemnified Parties” and each, an “Indemnified Party”), to the fullest extent lawful, from and against any and all actions, suits, claims, proceedings, costs, losses, liabilities, damages, expenses (including reasonable and documented fees of counsel), amounts paid in settlement and other costs (collectively, “Losses”) relating to the Company’s and/or the Investors’ authorization, execution, delivery, performance or termination of this Agreement and any other Transaction Document (other than any Losses attributable to the acts, errors or omissions on the part of the Investor in violation of this Agreement).
     (b) An Indemnified Party shall give written notice to the Company of any claim with respect to which it seeks indemnification promptly after the discovery by such Indemnified Party of any matters giving rise to a claim for indemnification; provided that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Company of its obligations under this Section 4.8 unless and to the extent that the Company shall have been actually prejudiced by the failure of such Indemnified Party to so notify such party. Such notice shall describe in reasonable detail such claim. In case any such action, suit, claim or proceeding is brought against an Indemnified Party, the Indemnified Party shall be entitled to hire, at its own expense, separate counsel and participate in the defense thereof; provided, however, that the Company shall be entitled to assume and conduct the defense, unless the Company determines otherwise and following such determination the Indemnified Party assumes responsibility for conducting the defense (in which case the Company shall be liable for any legal fees and expenses of one law firm and other out-of-pocket expenses reasonably incurred by the Indemnified Party in connection with assuming and conducting the defense). If the Company assumes the defense of any claim, all Indemnified Parties shall thereafter deliver to the Company copies of all notices and documents (including court papers) received by the Indemnified Party relating to the claim, and any Indemnified Party shall cooperate in the defense or prosecution of such claim. Such cooperation shall include the retention and (upon the Company’s request) the provision to the Company of records and information that are reasonably relevant to such claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company shall not be liable for any settlement of any action, suit, claim or proceeding effected without its written consent; provided, however, that the Company shall not unreasonably withhold, delay or condition its consent. The Company further agrees that it will not, without the Indemnified Party’s prior written consent, settle or compromise any claim or consent to entry of any judgment in respect thereof in any pending or threatened action, suit, claim or proceeding in respect of which indemnification has been sought hereunder unless such settlement or compromise includes an unconditional release of such Indemnified Party from all liability arising out of such action, suit, claim or proceeding.
     (c) The obligations of the Company under this Section 4.8 shall survive the transfer, redemption or conversion of the Securities issued pursuant to this Agreement, or the closing or termination of this Agreement and any other Transaction Document. The agreements contained in this Section 4.8 shall be in addition to any other rights of the Indemnified Party against the Company or others, at common law or otherwise.
     (d) The amount the Company shall pay to the Indemnified Party with respect to a claim made pursuant to this Section 4.8 shall be an amount equal to the Loss incurred by the Indemnified Party on receipt of any indemnification hereunder with respect to such claim, after giving effect to any Taxes payable by the Indemnified Party on receipt of any indemnification hereunder with respect to such claim and any Tax benefit actually realized (including deductions) by the Indemnified Party with respect to such claim for tax purposes; provided, however, that unless required to do otherwise by Law, the Company, the Indemnified Parties and their respective Affiliates shall treat any and all indemnification payments pursuant to this Section 4.8 as an adjustment to the Purchase Price for Tax purposes.
     4.9 Go-Shop Period.
     (a) Notwithstanding any other provision of this Agreement to the contrary, during the period (the “Go-Shop Period”) beginning on February 11, 2008 and continuing until 11:59 p.m. (EST) on the day prior to the Closing, the Company and the Company Subsidiaries and their respective officers, directors, employees, consultants, agents, advisors, affiliates and other representatives (“Representatives”) shall have the right to directly or indirectly: (i) initiate, solicit and encourage Company Transaction Proposals (as hereinafter defined), including by way of providing access to non-public information pursuant to one or more customary confidentiality agreements and eliminating any existing standstill clause of which the Company is a beneficiary, or any other burden or restriction that would prohibit or inhibit any person actually or potentially interested in making an offer to the Company from pursuing such offer; provided that the Company shall promptly provide to each of the Investors any material non-public information concerning the Company or any Company Subsidiary that is provided to any person given such access that was not previously provided to the Investors; and (ii) enter into and maintain discussions or negotiations with respect to Company Transaction Proposals or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations.
     (b) Notwithstanding any other provisions of this Agreement to the contrary, if, at any time prior to the Closing, the Company receives a Company Transaction Proposal which the Board of Directors of the Company concludes in good faith constitutes a Superior Proposal, the Board of Directors of the Company may terminate this Agreement prior to the Closing to contemporaneously enter into a definitive agreement implementing such Superior Proposal; provided, however, that the Company shall not terminate this Agreement pursuant to the foregoing, and any purported termination pursuant to the foregoing shall be void and of no force or effect, unless prior to or concurrently with such termination the Company transmits the Termination Fee payable pursuant to Section 5.2; and provided, further, that the Board of Directors may not terminate this Agreement pursuant to the foregoing unless:
     (i) the Company shall have provided prior written notice to the Investors, at least forty-eight (48) hours in advance (the “Notice Period”), of its intention to terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal, which notice shall (A) specify the material terms and conditions of any such Superior

Proposal (including the identity of the party making such Superior Proposal and reasonably complete copies of all forms of agreements with respect to such Superior Proposal) and (B) provide a brief summary of the reasons why such Company Transaction Proposal constitutes a Superior Proposal, which such summary shall only be required to provide sufficient specificity necessary to enable a reasonable person to understand why the proposal is a Superior Proposal; and
     (ii) prior to terminating this Agreement to enter into a definitive agreement with respect to such Superior Proposal, the Company shall, and shall cause its financial and legal advisors to, during the Notice Period, negotiate with Investors in good faith (to the extent the Investors also seek so to negotiate) to make such adjustments in the terms and conditions of this Agreement and the Transaction Documents, and, after making any such adjustments, this Agreement and the Transaction Documents do not result in a transaction that is more favorable to the Company than any Company Transaction Proposal that is deemed to constitute a Superior Proposal.
          In the event of any material revisions to the Superior Proposal, the Company shall be required to promptly update the Investors as to such revisions.
     (c) [Intentionally omitted.]
     (d) [Intentionally omitted.]
     (e) The Company agrees that any violations of the restrictions set forth in this Section 4.9 by any Representative of the Company or any of its Subsidiaries, shall be deemed to be a breach of this Section 4.9 by the Company.
     (f) As used in this Agreement, the terms:
     (i) “Company Transaction Proposal” means any inquiry, proposal or offer from any person or group of persons other than Investors or their respective Affiliates (it being understood that lending affiliates of GS shall not be considered Affiliates of GS for purposes of this Section 4.9) relating to any direct or indirect acquisition or purchase of a business that constitutes 15% or more of the net revenues, net income or assets of the Company and the Company Subsidiaries, taken as a whole, or 15% or more of any class or series of securities of the Company, any tender offer or exchange offer that if consummated would result in any person or group of persons beneficially owning 15% or more of the voting rights of any class or series of capital stock of the Company, or any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution, equity infusion or similar transaction involving the Company (or any Subsidiary or Subsidiaries of the Company whose business constitutes 15% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole); and
     (ii) “Superior Proposal” means a bona fide written Company Transaction Proposal that the Board of Directors of the Company in good faith determines, would, if consummated, result in a transaction that is more favorable to the Company and its existing stockholders than the transactions contemplated hereby, which determination is made, (x) after receiving the advice of a financial advisor (who shall be a nationally recognized investment banking firm), (y) after taking into account the likelihood (and likely timing) of consummation of such transaction on the terms set forth therein (as compared to the terms herein) and (z) after taking into account all appropriate legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory or other aspects of such proposal and any other relevant factors permitted by applicable Law, including, without limitation, the likelihood that the Superior Proposal will satisfy applicable financial ratios and tests under the Company’s applicable commercial contracts and Laws applicable to entities engaged in the money transfer or payment systems business.
     (g) Nothing contained in this Section 4.9 or elsewhere in this Agreement shall prohibit the Board of Directors of the Company from (i) complying with its disclosure obligations under U.S. federal or state Law with respect to a Company Transaction Proposal, including taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and 14e-2(a) promulgated under the Exchange Act (or any other similar communication to stockholders), or (ii) making any “stop, look and listen” communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act.
     4.10 Share Listing. The Company shall as promptly as practicable use its reasonable best efforts to cause the shares of Common Stock issuable upon conversion of the Preferred Stock to be approved for listing on the New York Stock Exchange, subject to official notice of issuance and, to the extent that the Company does not have sufficient authorized and unissued shares of Common Stock, subject to approval by the Company’s stockholders and Board of Directors to increase the number of authorized shares of Common Stock.
     4.11 Filing of Certificates of Designation. Prior to the Closing, the Company shall file the Certificates of Designations of the Preferred Stock in the form attached as and Exhibits 1, 2, and 3 hereto with the Secretary of State of the State of Delaware in accordance with all applicable provisions of Law and the Certificate of Incorporation.
     4.12 Public Announcements. Subject to each party’s disclosure obligations imposed by applicable Law, each of the parties hereto will cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement and any of the transactions contemplated by this Agreement, and no party hereto will make any such news release or public disclosure without first consulting with the other parties hereto and receiving their consent (which shall not be unreasonably withheld or delayed) and each party shall coordinate with the others with respect to any such news release or public disclosure.
     4.13 Right to Use Trademarks. The Company hereby grants to each Investor the right to use the Company’s name and logo in such Investor’s marketing materials for the purpose of indicating an ownership interest in the Company by the Investor; provided, however, that such Investor shall include a trademark attribution notice giving notice of the Company’s ownership of its trademarks in any such marketing materials in which the Company’s name and/or logo appear. The Company reserves the right to require any Investor to cease using the Company’s name or logo in any manner in which the Company, in its sole discretion, desires, and the

Investor shall cease any such action as soon as reasonably practicable upon the Company’s request.
     4.14 Investors’ Consent to Certain Actions. Notwithstanding anything to the contrary contained herein or contained in the Series B Certificate, the Investors hereby consent to the Company taking the actions with respect to the hiring, termination or changes in compensation of the executive officers of the Company set forth on Schedule 4.14(i) hereto.
ARTICLE V
Termination
     5.1 Termination. This Agreement may be terminated at any time prior to the Closing:
     (a) by mutual written agreement of the parties;
     (b) by either the Company or any Investor, if (i) the Closing has not occurred by 2:00 p.m. CDT on March 25, 2008 (provided, however, if all of the debt proceeds referenced in Section 1.2(c)(iv) and all of the Purchase Price amounts set forth on Schedule A have been transferred by the respective lenders and Investors, as applicable, to the escrow account referenced in Section 1.2(c)(viii), and the Closing does not take place on March 25, 2008 solely because the escrow agent is unable to transfer such amounts to the Company on March 25, 2008 with sufficient time remaining in the Business Day for the Company to verify receipt of funds from the escrow account and to file the Final 10-K as required by Section 1.2(c)(viii) hereof, such date shall be March 26, 2008) or (ii) in the event of any determination described in Section 6.11 hereof (provided that the right to terminate this Agreement under clause (b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the primary cause of the failure of the Closing to occur on or prior to such date);
     (c) by either the Company or any Investor, if any Governmental Entity shall have issued a non-appealable final judgment, injunction, order or decree that shall prohibit the Closing or shall prohibit or restrict an Investors or its Affiliates from owning, and exercising in full all conversion and voting rights of the Securities contemplated to be exercisable by the Investors (it being understood that failure to receive Regulatory Approval prior to the Closing, and any regulatory requirement that GS hold a non-voting stock, shall be deemed not to be such a judgment, injunction, order or decree) (provided that the right to terminate this Agreement under this clause (c) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the primary cause of such non-appealable final judgment, injunction, order or decree);
     (d) by any Investor if the Board of Directors of the Company shall have approved or recommended to the stockholders of the Company a Superior Proposal, or shall have resolved to effect the foregoing; and
     (e) by the Company at any time prior to the Closing, in accordance with, and subject to the terms and conditions of, Section 4.9(b).

     5.2 Termination Fee. In the event that (i) this Agreement is terminated (A) by the Company pursuant to Section 5.1(e) or (B) by an Investor pursuant to Section 5.1(d) or (ii) this Agreement is terminated for any reason (other than primarily as a result of the Investors’ breach of their obligations under this Agreement which resulted in the failure to satisfy conditions set forth in Section 1.2(c)) and the Company enters into a definitive agreement with respect to, or consummates, a transaction contemplated by any Company Transaction Proposal (other than a transaction entered into or consummated following a voluntary or involuntary petition by the Company or any Company Subsidiary under the federal bankruptcy code) within nine (9) months of the date this Agreement is terminated, then the Company shall pay the Termination Fee to the accounts specified on Schedule H hereto, at or prior to the time of termination in the case of a termination pursuant to Section 5.1(e), as promptly as possible (but in any event within two (2) Business Days) following termination of this Agreement in the case of a termination pursuant to Section 5.1(d), or on the earlier of entering into a definitive agreement with respect to or consummating a Company Transaction Proposal. The “Termination Fee” means the sum of (x) $15,000,000 and (y) all fees and expenses of THL not previously paid or reimbursed to THL to date pursuant to the terms of the Exclusivity Agreement between the Company and Thomas H. Lee Partners, L.P., dated as of January 3, 2008 (the “Exclusivity Agreement”), all expenses of GS and THL not previously paid or reimbursed to GS or THL, as applicable, pursuant to Section 5.3 of the Prior Agreement, and all expenses of GS and THL not previously paid or reimbursed to GS or THL, as applicable, pursuant to Section 5.3 hereof.
     5.3 Expenses. This Section 5.3 shall replace and supersede the fee and expense provisions in the Exclusivity Agreement and the Prior Agreement with respect to all fees and expenses not reimbursed prior to the date hereof. Following the date hereof, on demand by the applicable Investor, the Company shall reimburse the Investors for all out-of-pocket expenses incurred by, and not previously reimbursed to, the Investors in connection with or arising out of due diligence, the negotiation, preparation, execution, delivery, performance, consummation or termination of the Transaction Documents, the Note Purchase Agreement and the Financing Documents (as defined in the Note Purchase Agreement) and undertaking of the transactions contemplated by the Transaction Documents (including, without limitation, in connection with obtaining Regulatory Approvals), the Note Purchase Agreement and the Financing Documents (as defined in the Note Purchase Agreement). The Company will bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated under the Transaction Documents, the Note Purchase Agreement and the Financing Documents (as defined in the Note Purchase Agreement) including fees and expenses of its own financial or other consultants, investment bankers, accountants and counsel.
     5.4 Effects of Termination. In the event of any termination of this Agreement as provided in Section 5.1, this Agreement (other than Section 4.8, Section 5.2, Section 5.3, this Section 5.4 and Article VI, which shall remain in full force and effect) shall forthwith become wholly void and of no further force and effect. Termination pursuant to Section 5.1 shall not, under any circumstance, eliminate or otherwise alter either party’s liability to the other party for such party’s breach of this Agreement.

ARTICLE VI
Miscellaneous
     6.1 Survival of Representations, Warranties, Agreements, Etc. Each of the representations and warranties set forth in this Agreement (or any certificate delivered pursuant hereto) shall survive the execution and delivery of this Agreement and the Closing but only for a period of 12 months following the Closing Date and thereafter shall expire and have no further force and effect (except with respect to claims made before the expiration of such period); provided that the representations and warranties set forth in Sections 2.2(a), (b), (c), (d) and (p), and corresponding representations and warranties in any certificate, shall survive the execution and delivery of this Agreement and the Closing indefinitely. Except as otherwise provided herein, all covenants and agreements contained herein shall survive for the duration of any statutes of limitations applicable thereto or until, by their respective terms, they are no longer operative.
     6.2 Amendment. No amendment or waiver of any provision of this Agreement will be effective with respect to any party unless made in writing and signed by an officer of a duly authorized representative of such party.
     6.3 Waiver. The conditions to each party’s obligation to consummate the Purchase are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Law. No waiver will be effective unless it is in a writing signed by a duly authorized officer of the waiving party that makes express reference to the provision or provisions subject to such waiver.
     6.4 Counterparts and Facsimile. For the convenience of the parties hereto, this Agreement may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement. Executed signature pages to this Agreement may be delivered by facsimile and such facsimiles will be deemed as sufficient as if actual signature pages had been delivered.
     6.5 Governing Law; Jurisdiction. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed entirely within such State. The parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the Delaware Chancery Court for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby.
     6.6 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
     6.7 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other will be in writing and will be deemed to have been duly given (a) on the date of delivery if delivered personally or by telecopy or facsimile, upon confirmation of receipt, (b) on the first business day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the third business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.
     (a) If to THL:
c/o Thomas H. Lee Partners, L.P.
100 Federal Street, 35th Floor
Boston, Massachusetts 02110
Fax No.: (617) 227-3514
Attn: Thomas M. Hagerty
         Seth W. Lawry
         Scott L. Jaeckel
     with a copy (which shall not constitute notice) to:
Weil, Gotshal & Manges LLP
100 Federal Street, 34th Floor
Boston, Massachusetts 02110
Fax No.: (617) 772-8333
Attn: James Westra, Esq.
          Steven Peck, Esq.
     (b) If to GS:
c/o Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004
Attention:  Edward Pallesen
  Bradley Gross
Fax: (212) 357-5505
     with a copy (which shall not constitute notice) to:
Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, New York 10004
Attention:  Robert Schwenkel, Esq.
  David Shaw, Esq.
Fax: (212) 859-4000
     (c) If to the Company:
MoneyGram International Inc.
1500 Utica Avenue South, MS 8020

Minneapolis, Minnesota 55416
Fax No.: (952) 591-3859
Attn: Teresa H. Johnson, Esq.
     with a copy to:
Wachtell, Lipton, Rosen & Katz
51 West 52nd St.
New York, NY 10019
Fax No.: 212.403.2000
Attn: David M. Silk, Esq.
     6.8 Entire Agreement, Etc. (a) This Agreement (including the Schedules, Exhibits and Disclosure Schedules hereto) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, between the parties, with respect to the subject matter hereof (and, for the absence of doubt, including the Prior Agreement), and (b) no party may directly or indirectly assign any or all of its rights or delegate any or all of its obligations under this Agreement without the prior written consent of each other party to this Agreement (any attempted assignment in contravention hereof being null and void), except following the Closing as set forth in Section 4.5 hereof.
     6.9 Certain Defined Terms.
     (a) When a reference is made in this Agreement to a subsidiary of a person, the term “subsidiary” means those corporations and other entities of which such person owns or controls more than 50% of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which more than 50% of the outstanding equity securities is owned directly or indirectly by its parent; provided, however, that there shall not be included any such entity to the extent that the equity securities of such entity were acquired in satisfaction of a debt previously contracted in good faith or are owned or controlled in a bona fide fiduciary capacity.
     (b) The term “Affiliate” means, with respect to any person, any person directly or indirectly controlling, controlled by or under common control with, such other person. For purposes of this definition, “control” when used with respect to any person, means the possession, directly or indirectly, of the power to cause the direction of management and/or policies of such person, whether through the ownership of voting securities, by contract or otherwise.
     (c) The term “knowledge” or any similar formulation of knowledge shall mean, (i) in the case of the Company, the actual knowledge after due inquiry of an executive officer of the Company (which, for the purposes of this definition shall include, without limitation, Philip Milne, Teresa Johnson, David Parrin, Anthony Ryan, Jean Benson, Dan Collins and Thomas Haider) (which due inquiry shall include reasonable inquiry of the direct reports to such executive officer and appropriate senior executives of the Company Subsidiaries) and (ii) in the case of an Investor, the actual knowledge after due inquiry of a managing director of the entity that manages such Investor.

     (d) The term “person” or shall mean an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act).
     (e) The term “Law” shall mean any federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, code, order, injunction, arbitration award, agency requirement, license or permit of any Governmental Entity.
     (f) The term “Termination Development” shall mean (i) any circumstance, event, change, development or effect that, individually or in the aggregate, is adverse to the financial position, results of operations, business, prospects, assets or liabilities of the Company or the Company Subsidiaries as determined in the sole discretion of any of THL, GSMP and GSCP, (ii) any negative development related to the Company’s or its Subsidiaries’ agents, official check customers, clearing banks or regulators as determined in the sole discretion of any of THL, GSMP and GSCP, and (iii) any of THL, GSMP and GSCP becoming aware after the date hereof of any matter in clauses (i) or (ii) above that occurred prior to the date hereof.
     (g) The term “Satisfactory Audit Opinion” shall mean either combined or separate unqualified reports on the audit of the Company, and its subsidiaries, financial statements and internal controls over financial reporting as of and for the year ended December 31, 2007 as illustrated within paragraphs 87 and 88 of the Public Company Accounting Oversight Board Bylaws and Rules, Auditing Standard No. 5, “An Audit of Internal Control Over Financial Reporting That Is Integrated with An Audit of Financial Statements,” prepared in accordance with GAAP (neither the Deloitte & Touche LLP financial statement opinion as of and for the year ended December 31, 2007 nor to the Notes to Consolidated Financial Statements attached to the audited financial statements, nor Items 1 through 15 of the Company’s December 31, 2007 Annual report on Form 10-K, shall include any reference to the Company’s ability to operate as a going concern).
     (h) The term “D&T Deliverables” shall mean the Satisfactory Audit Opinion and Deloitte & Touche LLP’s consent to file the Satisfactory Audit Opinion in the Company’s Annual Report on Form 10-K.
     (i) The term “Final 10-K” shall mean the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, in a form identical to a form that shall have been provided to each of THL, GSMP and GSCP not less than one day prior to the Closing Date, which shall be in a form acceptable to each of THL, GSMP and GSCP in its respective sole judgment and discretion, in compliance with all applicable rules promulgated under the Exchange Act, excluding any rules related to filing deadlines, which such Final 10-K does not disclose or identify any material weakness in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data.
     (j) The Term “Originally Previously Disclosed” means information: (i) set forth in the Company Disclosure Schedule (defined for purposes of this definition only as set forth in the Prior Agreement), dated as of the February 11, 2008, corresponding to the provision of the Prior Agreement to which such information relates (provided that any disclosure with respect to a particular paragraph or section of this Agreement or the Company Disclosure Schedule shall be deemed to be disclosed for other paragraphs and sections of the Prior Agreement or the Company Disclosure Schedule to the extent that the relevance of such disclosure would be reasonably apparent to a reader of such disclosure); or (ii) otherwise disclosed on a Filed SEC Document, prior to the February 11, 2008 (excluding any risk factor disclosures contained in such documents and any disclosure of risks included in any “forward-looking statements” disclaimer or other statements that are similarly non-specific, predictive or forward-looking in nature).
     (k) The words “including,” “includes,” “included” and “include” are deemed to be followed by the words “without limitation.”

     6.10 Captions. The Article, Section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and will not be deemed to limit or otherwise affect any of the provisions hereof.
     6.11 Severability. If any provision of this Agreement or the application thereof to any person (including, without limitation, the officers and directors of an Investor and the Company) or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.
     6.12 No Third Party Beneficiaries. Nothing contained in this Agreement, expressed or implied, is intended to confer upon any person or entity other than the parties hereto or permitted transferees of an Investor, any benefit right or remedies, except that the provisions of Sections 4.1(h) and 4.8 shall inure to the benefit of the persons referred to in that Section.
     6.13 Specific Performance. The transactions contemplated by this Agreement are unique. Accordingly, the Company and each of the respective Investors, severally and not jointly, acknowledge and agree that, in addition to all other remedies to which it may be entitled, each of the parties hereto is entitled to seek a decree of specific performance, provided that such party hereto is not in material default hereunder. The parties hereto agree that, if for any reason a party shall have failed to perform its obligations under this Agreement, then the party seeking to enforce this Agreement against such nonperforming party shall be entitled to specific performance and injunctive and other equitable relief, and the parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief. This provision is without prejudice to any other rights that any party may have against another party for any failure to perform its obligations under this Agreement including the right to seek damages for a material breach of any provision of this Agreement, and all rights, powers and remedies available (at law or in equity) to a party in respect hereof by the other party shall be cumulative and not alternative or exclusive, and the exercise or beginning of the exercise of any thereof by a party shall not preclude the simultaneous or later exercise of any other rights, powers or remedies by such party. Notwithstanding anything to the contrary, (i) in no event shall any Investor’s aggregate liability under this Agreement if the Closing does not occur exceed an amount equal to the aggregate Purchase Price, such Investor may be obligated to pay pursuant to Section 1.2 and (ii) in no event shall any Investor be liable for any consequential, incidental, punitive or special damages, including loss of future revenue, income or profits, diminution of value or loss of business opportunity (provided that the limitation in this sentence shall not limit the Company’s rights to recover contract damages from an Investor (subject to the limitations in clause (i) of this sentence) in connection with a failure by such Investor to close on the Purchase in violation of this Agreement). Nothing in this Section 6.13 shall be deemed to limit or vitiate the exercise by any Investor of discretion or judgment to the extent that the performance hereunder by such Investor is expressly subject to discretion or judgment.

     6.14 Several, Not Joint, Liability. The obligations of THL under this Agreement or any other Transaction Document are several and not joint with the obligations of GS, and THL shall not be responsible in any way for the performance of the obligations of GS under this Agreement or any other Transaction Document; provided, however, that notwithstanding anything to the contrary in this Agreement, the obligations of THL shall be joint and several among the THL Investors. The obligations of GS under this Agreement or any other Transaction Document are several and not joint with the obligations of THL, and GS shall not be responsible in any way for the performance of the obligations of THL under this Agreement or any other Transaction Document; provided, however, that notwithstanding anything to the contrary in this Agreement, the obligations of GSMP shall be joint and several among the GSMP Investors and the obligations of GSCP shall be joint and several among the GSCP Investors. Nothing contained herein or in any other Transaction Document, and no action taken by any Investor pursuant hereto or thereto, shall be deemed to constitute the Investors as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Investors are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Agreement or the other Transaction Documents. The obligations of an Investor under this Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to such obligations may only be made against, such Investor and its successors and assigns, and no past, present or future Affiliate, director, officer, employee, incorporator, member, manager, partner, stockholder, agent, attorney or representative of any Investor shall have any liability for any obligations of an Investor under this Agreement or for any claim based on, in respect of, or by reason of, the negotiation, execution or performance of this Agreement or the transactions contemplated hereby.
     6.15 Sole Discretion. The Company agrees that it shall not challenge or dispute any action or decision taken by any of THL, GSMP or GSCP that, pursuant to the terms of this Agreement, any of THL, GSMP or GSCP is entitled to take in its sole discretion.
[The rest of this page intentionally left blank.]

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first herein above written.

MONEYGRAM INTERNATIONAL, INC.
By:	/s/ Philip W. Milne
	Name:	Philip W. Milne
	Title:	Chairman, President & Chief Executive Officer

[Signature Page to Amended and Restated Purchase Agreement]

THOMAS H. LEE EQUITY FUND VI, L.P. By: THL EQUITY ADVISORS VI, LLC, its general partner By: THOMAS H. LEE PARTNERS, L.P., its sole member By: THOMAS H. LEE ADVISORS, LLC, its general partner
By:	/s/ Scott Jaeckel
Name: Scott Jaeckel
Title: Managing Director

THOMAS H. LEE PARALLEL FUND VI, L.P. By: THL EQUITY ADVISORS VI, LLC its general partner By: THOMAS H. LEE PARTNERS, L.P., its sole member By: THOMAS H. LEE ADVISORS, LLC, its general partner
By:	/s/ Scott Jaeckel
Name: Scott Jaeckel
Title: Managing Director

THOMAS H. LEE PARALLEL (DT) FUND VI, L.P. By: THL EQUITY ADVISORS VI, LLC its general partner By: THOMAS H. LEE PARTNERS, L.P., its sole member By: THOMAS H. LEE ADVISORS, LLC, its general partner
By:	/s/ Scott Jaeckel
Name: Scott Jaeckel
Title: Managing Director

[Signature Page to Amended and Restated Purchase Agreement]

GS CAPITAL PARTNERS VI FUND, L.P. By: GSCP VI Advisors, L.L.C., its General Partner
By:	/s/ Oliver Thym
Name: Oliver Thym
Title: Managing Director and Vice President

GS CAPITAL PARTNERS VI OFFSHORE FUND, L.P. By: GSCP VI Offshore Advisors, L.L.C., its General Partner
By:	/s/ Oliver Thym
Name: Oliver Thym
Title: Managing Director and Vice President

GS CAPITAL PARTNERS VI GmbH & Co. KG By: GS Advisors VI, L.L.C., its Managing Limited Partner
By:	/s/ Oliver Thym
Name: Oliver Thym
Title: Managing Director and Vice President

GS CAPITAL PARTNERS VI PARALLEL, L.P. By: GS Advisors VI, L.L.C., its General Partner
By:	/s/ Oliver Thym
Name: Oliver Thym
Title: Managing Director and Vice President

[Signature Page to Amended and Restated Purchase Agreement]

GSMP V ONSHORE US, LTD.
By:	/s/ Oliver Thym
Name: Oliver Thym
Title: Managing Director and Vice President

GSMP V OFFSHORE US, LTD.
By:	/s/ Oliver Thym
Name: Oliver Thym
Title: Managing Director and Vice President

GSMP V INSTITUTIONAL US, LTD.
By:	/s/ Oliver Thym
Name: Oliver Thym
Title: Managing Director and Vice President

[Signature Page to Amended and Restated Purchase Agreement]